                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                        MEMC ELECTRONIC MATERIALS, INC.
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                (Name of Registrant as Specified in Its Charter)
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Item 22(a)(2) of Schedule 14A.

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

                                  [MEMC LOGO]

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 26, 2002

     MEMC Electronic Materials, Inc. will hold a special stockholders' meeting at the MEMC Learning Center at 1613 E. Terra Lane, O'Fallon, Missouri 63366, on February 26, 2002 at 7:00 a.m., local time, for the following purposes:

     1. To consider and vote upon the issuance of 260,000 shares of Series A Cumulative Convertible Preferred Stock, warrants to purchase 16,666,667 shares of common stock and the common stock issuable on conversion of such preferred stock and exercise of such warrants;

     2. To consider and vote upon an amendment to our restated certificate of incorporation authorizing a one-for-two reverse split of our common stock;

     3. To consider and vote upon an amendment to our restated certificate of incorporation authorizing an increase in our authorized capital stock from 200,000,000 shares of common stock to 250,000,000 shares of common stock;

     4. To consider and vote upon a future merger between MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC in connection with our debt restructuring; and

     5. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed January 2, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting and all adjournments thereof. A list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder at our executive offices not less than ten days prior to the special meeting and at the meeting.

                                          Sincerely,

                                          DAVID L. FLEISHER
                                          Corporate Secretary

January   , 2002

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
PROXY STATEMENT -- VOTING PROCEDURES........................      1
THE RESTRUCTURING...........................................      2
  Change in Control.........................................      2
  Restructuring Agreement...................................      3
  Notes and Warrants........................................      4
  Registration Rights Agreement.............................      4
  Credit Agreement..........................................      4
  Merger Agreement..........................................      5
  Management Advisory Agreement.............................      5
  Fees and Expenses.........................................      5
  Background and Reasons for the Restructuring..............      6
  Approval by the Special Committee.........................      6
  Opinion of Financial Advisor to the Special Committee.....      8
  Accounting Effects of the Restructuring...................     13
PROPOSAL 1: ISSUANCE OF SERIES A CUMULATIVE CONVERTIBLE
  PREFERRED STOCK, WARRANTS AND RELATED COMMON STOCK........     13
  Description of Preferred Stock............................     14
  Description of Warrants...................................     15
PROPOSAL 2: AMENDMENT TO THE RESTATED CERTIFICATE OF
  INCORPORATION: REVERSE STOCK SPLIT........................     16
  Effect of Reverse Stock Split.............................     16
  Certificate of Amendment..................................     17
  Exchange of Stock Certificates............................     17
  Consequences of the Reverse Stock Split...................     17
PROPOSAL 3: AMENDMENT TO THE RESTATED CERTIFICATE OF
  INCORPORATION: INCREASE IN AUTHORIZED CAPITAL STOCK.......     18
  Background................................................     18
  Consequences of Approval of Additional Authorized Common
     Stock..................................................     18
  Anti-Takeover Effects.....................................     19
  Certificate of Amendment..................................     19
PROPOSAL 4: MERGER BETWEEN MEMC AND TPG WAFER HOLDINGS
  LLC.......................................................     19
  General...................................................     20
  The Merger................................................     20
  Interest of Certain Persons in the Merger.................     21
  Contact Information.......................................     21
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................     22
MANAGEMENT'S DISCUSSION AND ANALYSIS........................     29
  Company Overview..........................................     29
  Results of Operations.....................................     29
  Liquidity and Capital Resources...........................     32
  Risk Factors..............................................     35
  Market Risk...............................................     36
CERTAIN BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE
  OFFICERS..................................................     37
OWNERSHIP OF MEMC EQUITY SECURITIES BY CERTAIN BENEFICIAL
  OWNERS....................................................     38
STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING...............     41
INCORPORATION BY REFERENCE..................................     41
OTHER MATTERS...............................................     42
ANNEX A.....................................................    A-1

                      PROXY STATEMENT -- VOTING PROCEDURES

                          YOUR VOTE IS VERY IMPORTANT

     MEMC is soliciting proxies to be used at a special stockholders' meeting called for the purposes set forth in the attached notice. This proxy statement
and the proxy card are being mailed to stockholders beginning January   , 2002.

WHO CAN VOTE

     Record holders of MEMC common stock on January 2, 2002 may vote at the special meeting. On January 2, 2002, there were 69,612,900 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted. Each share of common stock is entitled to one vote on each matter submitted to a vote at the meeting.

HOW YOU CAN VOTE

     - BY PROXY -- Simply mark your proxy card, date and sign it, and return it in the envelope provided.

     - IN PERSON -- You can come to the special meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

     If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

     - Send in another proxy with a later date;

     - Notify our Corporate Secretary in writing before the special meeting that you have revoked your proxy; or

     - Vote in person at the special meeting.

SPECIAL VOTING RULES FOR PARTICIPANTS IN MEMC RETIREMENT SAVINGS PLAN

     The MEMC Stock Fund holds MEMC common stock as an investment alternative for participants in the MEMC Retirement Savings Plan. A plan participant may direct the plan's trustee how to vote the shares held by the plan for the participant's account, but only if the participant signs and returns a voting direction card. If a participant does not return a voting direction card, the trustee will vote the shares in that participant's account in the same proportion as the shares for which signed cards are returned by other participants.

QUORUM

     A majority of the outstanding shares entitled to vote at the special meeting represented at the meeting in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have authority to do so.

VOTE REQUIRED

     If a quorum is present at the special meeting, an affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting is required for approval of Proposal 1. The affirmative vote of a majority of the shares entitled to vote in person or by proxy is required for approval of Proposals 2, 3 and 4. Broker non-votes with respect to Proposal 1 will be treated as not represented at the meeting for purposes of counting votes on such proposal. Broker non-votes with respect to Proposals 2, 3 and 4 will be treated as votes against such proposals.

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

COSTS OF SOLICITATION

     We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

AUDITORS

     KPMG LLP is our independent accountant for the years ended December 31, 2000 and December 31, 2001. A representative of KPMG will be present at the special stockholders' meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

                               THE RESTRUCTURING

     The proposals for which proxies are being solicited by this proxy statement relate to actions contemplated by our recently completed debt restructuring, which accompanied a change in control transaction between our former parent company and an investor group.

CHANGE IN CONTROL

     On November 13, 2001, E.ON AG and its affiliates (E.ON) and an investor group led by Texas Pacific Group and including funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, TPG) completed the transactions contemplated by the purchase agreement of September 30, 2001. Pursuant to the purchase agreement, TPG Wafer Holdings LLC, an affiliate of Texas Pacific Group, and its assignees purchased all of E.ON's debt in MEMC of approximately $910 million for an aggregate purchase price of $4.00 and all of E.ON's equity holdings in MEMC of 49,959,970 shares of MEMC common stock, representing approximately 72% of the outstanding shares of MEMC common stock, for an aggregate purchase price of $2.00. Pursuant to the purchase agreement, the purchase price payable by TPG to E.ON may be increased by a maximum of $150 million, depending upon our financial performance in 2002.

     Also at the closing, E.ON made capital contributions to MEMC as required under the purchase agreement in the aggregate amount of $37 million, of which $5 million was contributed to enable us to make a contribution to our defined benefit plan. We and certain of our subsidiaries have executed releases of E.ON from certain actions, causes of action, suits, debts and other damages.

     The obligations of TPG and E.ON to complete the transactions contemplated by the purchase agreement were subject to, among other things:

     - TPG reaching definitive agreement with respect to an exchange by TPG of the loans being acquired from E.ON for newly issued debt and equity securities of MEMC, and

     - MEMC entering into a new revolving credit facility with TPG (or a comparable lender) for up to $150 million.

     The conditions to closing were satisfied and E.ON and TPG consummated their sale and purchase on November 13, 2001. As described below, the transactions contemplated by the debt restructuring agreement between TPG Wafer Holdings and MEMC were also completed on November 13, 2001, except for the restructuring of the debt of our Italian subsidiary, which we expect to be completed in late January 2002.

     As a result of these transactions, TPG now beneficially owns approximately 72% of the outstanding MEMC common stock and has exchanged approximately $860 million of the debt acquired from E.ON for:

     - all of the shares of our newly issued Series A Cumulative Convertible Preferred Stock with an aggregate stated value of $260 million;

     - $50 million in principal amount of our newly issued senior subordinated secured notes; and

     - warrants to purchase 16,666,667 shares of our common stock.

TPG has also retained a senior secured term note issued by our Italian subsidiary in the principal amount of 55 million Euro (approximately $50 million).

     Effective November 13, 2001, all of the E.ON affiliated members resigned from the MEMC Board of Directors. In addition, on that date two of the independent members of the Board also resigned. The Board has established by resolution that the Board will consist of nine persons and, on November 13, 2001, appointed four nominees to serve on the Board as designated by TPG Wafer Holdings in the restructuring agreement. The Board subsequently appointed two additional persons to the Board, both of whom are independent directors.

RESTRUCTURING AGREEMENT

General

     In connection with the transactions contemplated by the purchase agreement between E.ON and TPG, on November 13, 2001, we executed a definitive restructuring agreement with TPG Wafer Holdings. Prior to entering into the restructuring agreement, TPG Wafer Holdings transferred approximately $411 million of the approximately $910 million outstanding debt purchased from E.ON to a subsidiary holding company formed by TPG Wafer Holdings for the purpose of holding the debt. Pursuant to the restructuring agreement, TPG Wafer Holdings then exchanged with MEMC all of the shares of the Class A Common Stock of the subsidiary holding company for 260,000 shares of our Series A Cumulative Convertible Preferred Stock, having an aggregate stated value of $260 million. Each share of the Series A Cumulative Convertible Preferred Stock is convertible into shares of MEMC common stock at a conversion price of $2.25 per share, subject to certain limitations and antidilution adjustments. For a summary of the material terms of the preferred stock, see "Proposal 1 -- Description of Preferred Stock," below.

     The following steps were then taken pursuant to the restructuring agreement:

     - TPG exchanged with MEMC approximately $449 million of our debt acquired from E.ON for $50 million in principal amount of our senior subordinated secured notes, with warrants to acquire up to 16,666,667 shares of our common stock, subject to certain antidilution adjustments.

     - TPG retained an existing 55 million Euro (approximately $50 million) note from our Italian subsidiary.

     - TPG established a five-year revolving credit facility to make available to us up to $150 million in senior secured loans.

     - We entered into various agreements contemplated by the restructuring agreement, including a registration rights agreement and an agreement and plan of merger relating to the merger contemplated by Proposal 4.

TPG Wafer Holdings subsequently exchanged with MEMC the one outstanding share of Class B Common Stock of the subsidiary holding company for a promissory note having a principal amount of $250. As a result, the subsidiary holding company is now a wholly owned subsidiary of MEMC.

     If Proposal 1 is approved by our stockholders, TPG will own or have the right to acquire, through ownership of the common stock acquired from E.ON, conversion of the preferred stock and exercise of the warrants, a minimum of approximately 182 million shares of common stock, which would represent approximately 90% of our outstanding common stock. Given the current stock ownership by TPG, an affirmative vote by TPG in respect of Proposal 1 will assure the necessary stockholder approval of this Proposal.

Board Representation

     The restructuring agreement required the MEMC Board of Directors to appoint a total of four nominees designated by TPG Wafer Holdings prior to the closing, to be allocated to the different director classes as specified by TPG Wafer Holdings. In addition, the restructuring agreement provides that commencing with the next annual meeting of our stockholders, and at each annual meeting thereafter, TPG Wafer Holdings shall be entitled to present to the Board of Directors a number of nominees for election to the class of directors up for election at such annual meeting equal to the number of TPG Wafer Holdings nominees in such class immediately prior to such election. We have agreed to cause each such TPG Wafer Holdings designated nominee to be included in the slate of nominees recommended by the Board to the stockholders for election, and to use our best efforts to cause those nominees to be elected. TPG Wafer Holdings will have these contractual rights so long as at least $130 million in stated value of the Series A Cumulative Convertible Preferred Stock remains outstanding and TPG Wafer Holdings and its affiliates beneficially own greater than 50% of the preferred stock. As a practical matter, TPG Wafer Holdings currently possesses the power to elect all of our directors through its beneficial ownership of a majority of our voting stock.

NOTES AND WARRANTS

     The Senior Subordinated Secured Notes due 2007 are guaranteed by our domestic subsidiaries and bear interest at a rate of 8% (payment in kind) in the first two years following issuance, 14% (payment in kind) in the third and fourth years following issuance and 14% (payment in kind with optional payment in cash at the request of the note holders) in the fifth and sixth years following issuance. As collateral under the notes, we have pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets currently pledged to support third party debt. The notes and the related security interest are subordinate in priority and in right of payment to the revolving credit agreement, which is described below.

     The warrants issued by MEMC entitle the holders to purchase an aggregate of 16,666,667 shares of MEMC common stock at an exercise price of $3.00 per share, subject to certain antidilution adjustments. The warrants may only be exercised after stockholder approval of Proposal 1 described below. Assuming stockholder approval is obtained, the warrants may be exercised, in whole or in part, at any time and from time to time until their expiration on November 13, 2011. The warrants are further described under "Proposal 1 -- Issuance of Series A Cumulative Convertible Preferred Stock, Warrants and Related Common Stock," below.

     Pursuant to the restructuring agreement, we are obligated to restructure the 55 million Euro (approximately $50 million) debt issued by our Italian subsidiary, on terms set forth in the restructuring agreement. It is currently contemplated that our Italian subsidiary will secure and deliver to TPG a senior secured note due 2031 in the principal amount of 55 million Euro, guaranteed by MEMC, bearing interest at a rate of 6% per annum (payment in kind) and secured by assets of the Italian subsidiary. Failure to accomplish the Italian debt restructuring could be deemed a breach of our obligations under the restructuring agreement.

REGISTRATION RIGHTS AGREEMENT

     We have entered into a registration rights agreement with TPG providing for registration rights with respect to the preferred stock, the shares of common stock issuable upon conversion of the preferred stock, the warrants, the shares of common stock issuable upon exercise of the warrants, the notes and the accompanying guarantees and any shares of common stock owned or acquired by TPG (including the shares acquired by TPG from E.ON pursuant to their purchase agreement). We have agreed that, on or before August 10, 2002, we will file with the Securities and Exchange Commission a shelf registration statement on Form S-3 covering resales of these registrable securities by the holders of the registrable securities.

CREDIT AGREEMENT

     In connection with the restructuring, TPG established a five-year revolving credit facility pursuant to which the lender parties committed to make available to us a line of credit in an aggregate amount of $150 million. Pursuant to this credit agreement, loans would be made subject to certain conditions and the following aggregate lending limitations:

     - $50 million at any time prior to January 1, 2002,

     - $75 million at any time prior to April 1, 2002,

     - $100 million at any time prior to July 1, 2002,

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

     - $125 million at any time prior to October 1, 2002, and

     - $150 million at any time on and after October 1, 2002.

     The TPG credit facility provided that loans would bear interest at a rate of LIBOR plus 3.5% per annum or an alternate base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank N.A.'s prime rate) plus 2.5% per annum. As collateral under this credit agreement, we pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets then currently pledged to support third party debt. Our domestic subsidiaries also guaranteed our payment obligations under the credit agreement.

     Subsequent to the original closing of the debt restructuring transactions, we made arrangements to replace the TPG revolving credit facility with a substantially similar five-year revolving credit facility with an affiliate of Citibank, N.A. On December 21, 2001, we entered into the new Citibank credit facility which replaced the TPG credit facility. The Citibank credit facility contains covenants customary for revolving loans of this type and size. MEMC must maintain compliance with these covenants in order to draw on the facility. TPG has guaranteed our obligations under the new Citibank facility, and in return, we have entered into a reimbursement agreement with the guarantors under which we have agreed to reimburse them for any payments made under the guaranty. Both the Citibank credit facility and the reimbursement agreement are secured by substantially the same collateral that secured the original TPG credit facility. As with the TPG facility, our domestic subsidiaries have guaranteed MEMC's obligations under the Citibank facility and the reimbursement agreement. The subsidiary guarantees are supported by security interests in substantially all of the assets of the domestic subsidiaries.

     The interest rate under the Citibank facility is LIBOR plus 1.5% or an alternative base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank's prime rate) plus 0.5% per annum.

MERGER AGREEMENT

     Pursuant to an agreement and plan of merger, we have agreed to permit the merger of TPG Wafer Holdings with and into us at such time as TPG Wafer Holdings shall determine. We will continue in existence as the surviving corporation. In connection with the merger, the members of TPG Wafer Holdings will convert their limited liability company interests in TPG Wafer Holdings into equivalent equity securities of us held by TPG Wafer Holdings, plus common stock having a market value equal to the principal amount of the debt securities of MEMC held by TPG Wafer Holdings and the accrued but unpaid interest on such debt securities. As of the date of the restructuring closing, TPG Wafer Holdings held none of our debt securities.

     The merger is subject to the approval of our stockholders and the members of TPG Wafer Holdings. The agreement and plan of merger is being submitted to our stockholders for approval at this special stockholders meeting and is described under "Proposal 4 -- Merger between MEMC and TPG Wafer Holdings LLC," below.

MANAGEMENT ADVISORY AGREEMENT

     In connection with the restructuring, we have entered into a management advisory agreement with TPG GenPar III, L.P., an affiliate of Texas Pacific Group. Pursuant to the agreement, TPG GenPar III will provide certain management and financial advisory services to us in exchange for a management advisory fee of $2 million per annum plus additional compensation if TPG GenPar III acts as a financial advisor to us for future transactions.

FEES AND EXPENSES

     We are responsible for the payment of all our expenses incurred in connection with the restructuring agreement and the subsequent negotiation and documentation of the Citibank replacement credit facility, including all fees and expenses of our legal counsel and all third-party consultants engaged by us to assist in such transactions. We have paid TPG a $10 million transaction fee in connection with the restructuring agreement. In addition, we expect to pay TPG and Citibank a total of $3 million in fees in connection with the

TPG credit facility, the Citibank credit facility and the related guaranties. We have reimbursed TPG for all its fees and disbursements of legal counsel, financial advisors and other third party consultants (of approximately $14 million) and have paid other out-of-pocket expenses incurred by us in connection with the restructuring (of approximately $3 million).

BACKGROUND AND REASONS FOR THE RESTRUCTURING

     We have effected the debt restructuring to address our need for liquidity and cash to continue operations past the third quarter of 2001. After considering alternatives to the TPG restructuring, we determined that the restructuring provided the best financial support for the company and value for our public stockholders.

     As a manufacturer of silicon wafers, we have suffered from the economic downturn in the semiconductor industry in 2001. The strength of the silicon wafer industry is highly correlated to the performance of the semiconductor industry. The semiconductor device industry historically has been a high-growth, cyclical industry. This growth resulted in an increase in the demand for silicon wafers. In early 2001, the semiconductor industry began to experience a slow down and a broad-based inventory correction. This resulted in reduced demand and a broad-based inventory correction in the silicon wafer industry.

     In response to this slow down, we began taking numerous actions in early 2001 to bring our cost structure in line with demand. These actions initially included the release of temporary employees and some employee layoffs, primarily in the United States, as well as temporary plant shutdowns. We continued to review our cost structure and evaluate measures to balance our operating costs with the expected decline in demand over the following quarters.

     During the second quarter of 2001, we decided to close our small diameter wafer line in Sherman, Texas. This action was taken as part of our continuing efforts to focus our manufacturing facilities, to improve our cost structure and to balance our production capabilities with the evolving market conditions. To address our liquidity and cash needs, we began the search for potential financing sources.

     In August 2001, we announced that our existing cash and credit availability was sufficient to fund our operations only through the third quarter of 2001. Our liquidity and cash flow were being negatively impacted by our operating losses caused by excess capacity and declining prices, as well as the high cost of servicing our debt.

     We have historically relied heavily on loans from E.ON and its affiliates to fund our operations. E.ON had previously announced its intention to divest itself of its interest in MEMC. By August 2001, E.ON was engaged in negotiations with TPG for the sale of E.ON's interest in our company, and in our view it was clear that E.ON would no longer fund our operations.

     The restructuring transactions have resulted in a significant deleveraging of our company and a potential dilution of the other stockholders of MEMC from approximately 28% of the total outstanding shares of our common stock to approximately 10% upon stockholder approval of the equity issuances contemplated by the restructuring agreement.

     The restructuring was approved by a special committee of the Board of Directors of MEMC. In September 1999, the Board of Directors created a special committee to oversee the process pursuant to which E.ON sought to divest itself of its debt and equity position in the company. In connection with the transactions contemplated between E.ON and TPG, the Board of Directors expanded the Special Committee and delegated the full authority of the Board of Directors to the Special Committee for purposes of approving the restructuring transactions. The three MEMC Board members who ultimately served on the Special Committee were Michael Smith, Willem Maris and William Stevens, none of whom were officers, directors or employees of E.ON.

APPROVAL BY THE SPECIAL COMMITTEE

     On September 21, 2001, the Special Committee unanimously approved the sale by E.ON of its debt and equity interests in MEMC to TPG, solely for purposes of
Section 203 of the Delaware General Corporation

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

Law. Without this approval, TPG's ability to enter into certain subsequent business combination transactions with us, including the merger that is the subject of Proposal 4, would have been greatly limited.

     On November 5, 2001, the Special Committee unanimously approved the restructuring transactions, including, among other things:

     - the designation and issuance of the Series A Cumulative Convertible Preferred Stock,

     - the issuance of the senior subordinated secured notes and associated warrants, and

     - the merger that is the subject of Proposal 4.

     The Special Committee approved the restructuring after consideration of the restructuring transactions and their fairness to the holders of MEMC common stock (other than E.ON and TPG). The Special Committee's consideration of the restructuring transactions took place over the course of several weeks during which the Special Committee met a number of times telephonically or in person. To assist it in its work, the Special Committee retained, at MEMC's expense, independent legal and financial advisors.

     In reaching its conclusion that the restructuring transactions are fair to the holders of MEMC common stock (other than E.ON and TPG), the Special Committee considered the following points that it viewed as favoring that conclusion:

     - E.ON had made it clear to MEMC and the members of the Board of Directors that it was unwilling to provide additional liquidity to MEMC;

     - management of MEMC informed the Special Committee that MEMC was in imminent danger of exhausting its operating funds;

     - E.ON had sought for over a year to find a buyer for its debt and equity interests in MEMC and TPG had emerged as the only credible candidate;

     - E.ON had directed that the Board of Directors consider the filing by MEMC of a voluntary petition to initiate bankruptcy proceedings in the event that E.ON was unable to complete a sale of its debt and equity interests in MEMC to TPG;

     - MEMC's counsel advised the Board of Directors that the holders of MEMC common stock (other than E.ON) were unlikely to receive any proceeds from a bankruptcy proceeding;

     - TPG had conditioned its acquisition of E.ON's interest in MEMC on the approval by the Special Committee of the restructuring transactions;

     - the Special Committee's legal and financial advisors, negotiating on behalf of the Special Committee, were able to obtain TPG's agreement to make certain changes in the documents relating to the restructuring agreement that were favorable to the holders of MEMC common stock (other than E.ON and TPG);

     - the Special Committee's legal and financial advisors informed the Special Committee that they did not believe that TPG would agree to any additional favorable changes in the documents relating to the restructuring agreement;

     - the Special Committee received an opinion from its financial advisors, Houlihan Lokey Howard & Zukin Financial Advisors, that the restructuring transactions were fair from a financial point of view to the public stockholders of MEMC; and

     - the Special Committee concluded that the restructuring transactions offered MEMC the best chance to obtain operating funds that would allow it to continue as a going concern, thereby preserving value for the holders of MEMC common stock.

     The Special Committee also considered a number of factors that it viewed as disfavoring the Special Committee's conclusion, including, among other things, the extent to which the restructuring transactions would dilute the ownership position of MEMC's public stockholders. In reaching its conclusion, however, the

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Special Committee determined that the factors in favor of the approval of the restructuring transactions greatly outweighed the factors against.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     On August 27, 2001, the Special Committee of the MEMC Board of Directors retained Houlihan Lokey Howard & Zukin Financial Advisors to analyze the fairness, from a financial point of view, of the transaction between E.ON and TPG, as ultimately contemplated by the purchase agreement dated September 30, 2001. At the November 5, 2001 meeting of the Special Committee of the Board of Directors, Houlihan Lokey presented its analysis as described below and delivered its written opinion to the effect that, as of such date and based on the matters described in the opinion, the transaction was fair, from a financial point of view, to the public stockholders of MEMC. Houlihan Lokey's opinion to the Special Committee is dated and speaks only as of November 5, 2001. Houlihan Lokey does not have any obligation to update, revise or reaffirm its opinion, including at the time of the special meeting of the stockholders.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Special Committee, that Houlihan Lokey's analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     Houlihan Lokey's opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the transaction and should not be viewed as determinative of the views of the Special Committee or management with respect to the transaction. Houlihan Lokey did not attempt to assign specific weights to particular analyses.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED AS ANNEX A. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     Houlihan Lokey's opinion to the Special Committee addresses only the fairness of the transaction, from a financial point of view, to the public stockholders of MEMC, and does not constitute a recommendation to the stockholders as to how they should vote. Houlihan Lokey's opinion does not address MEMC's underlying business decision to effect the transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of MEMC.

     In connection with the preparation of its opinion, Houlihan Lokey made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     - reviewed MEMC's annual reports to shareholders on Form 10-K for the three fiscal years ended December 31, 2000 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2001, and draft interim financial statements prepared by MEMC for the period ended September 30, 2001, which MEMC's management had identified as being the most current financial statements then available;

     - reviewed copies of the following agreements:

      - Purchase Agreement between E.ON, its subsidiaries and TPG dated September 30, 2001;

      - Agreement and Plan of Merger by and between TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Indenture for $50 million Senior Subordinated Secured Notes due 2007 of MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Revolving Credit Agreement among MEMC Electronic Materials, Inc. as borrower, the Lenders Party thereto, and Citicorp USA, Inc. as Administrative Agent (draft dated November 2, 2001);

      - Restructuring Agreement among TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Registration Rights Agreement among MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC (draft distributed November 2, 2001);

      - Certificate of Designations of Series A Cumulative Convertible Preferred Stock of MEMC Electronic Materials, Inc. (draft distributed November 2,
        2001);

      - Warrant Certificate of MEMC Electronic Materials, Inc. (draft distributed November 2, 2001);

      - Summary of terms for E55 million Promissory Note due 2031 of MEMC Electronic Materials SpA (draft distributed November 2, 2001); and

      - Management Advisory Agreement between MEMC Electronic Materials, Inc. and TPG GenPar III, L.P. (draft dated October 31, 2001);

     - reviewed the terms of MEMC's debt outstanding to E.ON AG and its subsidiaries (E.ON North America, Inc., E.ON International Finance, B.V. and the Fidelia Corporation) along with debt owed to various third party lenders;

     - reviewed the joint venture agreements between MEMC and its joint venture partners for each of MEMC's subsidiaries;

     - met with certain members of the senior management of MEMC to discuss the operations, financial condition, future prospects and projected operations and performance of MEMC, and met with representatives of MEMC's independent accounting firm and counsel to discuss certain matters;

     - visited MEMC's headquarters and certain facilities in St. Peters, Missouri;

     - reviewed forecasts and projections prepared by MEMC's management with respect to MEMC for the years ended December 31, 2001 through 2002;

     - reviewed the historical market prices and trading volume for MEMC's publicly traded securities; and

     - conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

     In preparing its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial information provided to it had been reasonably prepared and accurately and completely reflected the historical financial performance and current financial condition of MEMC, and represented the best currently available estimates of the future financial results and condition of MEMC, and that there had been no material change in the assets, financial condition, business or prospects of MEMC since the date of the most recent financial statements made available to Houlihan Lokey.

     In assessing the financial fairness of the transaction, Houlihan Lokey:

     - used widely accepted valuation methodologies to perform an independent analysis of the enterprise value and equity value of MEMC;

     - analyzed the terms of the transaction and the terms of the securities to be issued in the transaction;

     - examined the post-transaction value to public equity holders; and

     - considered certain alternatives to the proposed transaction.

     The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with rendering its opinion.

Analysis and Valuation of MEMC Common Stock

     As part of its analysis, Houlihan Lokey performed an independent valuation of MEMC's stock, assuming completion of the transaction, using two widely accepted valuation methodologies. The first is the market multiple method, which involves the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples determined by analyzing other public companies in the same or similar businesses. The second method is the transaction multiple method, in which control transactions in a similar industry are analyzed to determine relevant earnings multiples at which control of similar companies changes hands. Typically, a discounted cash flow valuation analysis would also be performed, but due to the difficulty in projecting future financial results for MEMC, Houlihan Lokey concluded that the discounted cash flow analysis would not be a reliable valuation measure.

     Market Multiple Valuation Method. MEMC is primarily engaged in the development, manufacturing and selling of silicon wafers to the semiconductor industry. Therefore, Houlihan Lokey chose for its analysis, public companies whose primary business is serving the semiconductor market. The publicly traded companies that Houlihan Lokey considered included: Asyst Technologies, Inc.; Chippac, Inc.; Entegris, Inc.; FSI International, Inc.; Macdermid, Inc.; Mattson Technology, Inc.; Photronics, Inc.; and Speedfam, IPEC, Inc.

     Houlihan Lokey measured multiples of revenues, net income, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA). Because the semiconductor industry is a cyclical industry, the revenues and earnings levels of these companies may vary significantly from year to year. To account for this cyclicality, Houlihan Lokey computed multiples for the latest twelve months, for the projected 2001 fiscal year, and the average for the trailing three years.

     To derive the relevant multiples, revenue, EBIT and EBITDA levels of the public companies were compared to their enterprise value (equal to the trading value of equity plus the book value of debt, less cash on the balance sheet), and net income was compared to the trading value of equity.

     The multiples of latest twelve-month revenue for the comparable companies ranged from 0.55 to 2.44 times revenue, with a median of 0.90 times. Similarly, the multiples of revenue for the comparable companies based on the last three years' average revenue ranged from 0.51 to 3.18 times, with a median of 1.26 times. Multiples for the comparable companies of projected fiscal 2001 revenue ranged from 0.42 to 2.50 times, with a median of 1.09 times.

     The multiples of latest twelve-month EBITDA for the comparable companies ranged from 3.9 to 14.8 times, with a median of 7.8 times. Similarly, the multiples of EBITDA for the comparable companies based on the last three years' average EBITDA ranged from 6.4 to 16.2 times, with a median of 7.2 times. Multiples for the comparable companies of projected fiscal 2001 EBITDA ranged from 2.7 to 9.2 times, with a median of 4.7 times.

     The multiples of latest twelve-month EBIT for the comparable companies ranged from 4.9 to 25.5 times, with a median of 12.2 times. Similarly, the multiples of EBIT for the comparable companies based on the last three years' average EBIT ranged from 8.1 to 23.3 times, with a median of 12.5 times. Multiples for the comparable companies based on projected fiscal 2001 ranged from 3.4 to 24.5 times, with a median of 7.6 times.

     The multiples of latest twelve-month net income for the comparable companies ranged from 8.0 to 26.8 times, with a median of 14.0 times. Similarly, the multiples of net income for the comparable companies based on the last three years' average net income ranged from 9.1 to 41.5 times, with a median of 23.5 times. Multiples for the comparable companies of projected fiscal 2001 net income ranged from 3.1 to 34.0 times, with a median of 15.0 times.

     Houlihan Lokey valued MEMC using multiples generally at or slightly above the median multiples of the comparable companies.

     As part of its analysis, Houlihan Lokey analyzed the float and trading volume for MEMC's common stock. Houlihan Lokey calculated the public float as a percent of total shares outstanding, as well as the ratio of average daily trading volume (over the most recent 90 days) to float and total shares outstanding. Houlihan

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

Lokey then compared MEMC's ratios to the same ratios for the selected comparable companies. This analysis showed that MEMC has a lower percentage of public float to shares outstanding relative to the comparable companies, and MEMC's average daily trading volume as a percentage of public float was below the mean and median for the comparable companies.

     Transaction Multiple Valuation Method. The transaction multiple methodology also involves multiples of earnings and cash flow and other financial measures. Multiples used in this approach are determined through an analysis of transactions involving controlling interests in companies in a similar industry or with operations similar to the principal business operations of MEMC. Houlihan Lokey analyzed six control transactions that closed since January 1998 involving companies that serve the semiconductor industry. Revenue and EBITDA multiples were calculated for these transactions based on the trailing twelve-month financial performance of the target companies. The multiples of latest twelve-month revenue ranged from 0.46 to 3.17 times, with a median of
1.58 times. The multiples of latest twelve-month EBITDA ranged from 5.9 to 30.3 times, with a median of 9.1 times. Based on MEMC's risk profile, Houlihan Lokey selected multiples to apply to MEMC toward the lower end of the range of the observed control multiples.

Fairness Analysis

     In assessing the fairness of the transaction to MEMC's public stockholders from a financial point of view, Houlihan Lokey considered (i) the value available to public equity shareholders after satisfying debt under each of the current and proposed capital structures at various assumed levels of enterprise value, (ii) the terms of the proposed restructuring, including the terms of the new revolving credit facility and the securities to be issued in the transaction, (iii) MEMC's viability under both the current and proposed capital structures, (iv) E.ON's stated objective of selling all of its non-utility related investments and its unwillingness to make further investments in MEMC,
(v) MEMC's prospects for obtaining additional debt or equity financing, and (vi) the value available to satisfy debt and equity holders in a bankruptcy or Chapter 11 reorganization.

     Houlihan Lokey also compared the impact of the transaction on the value of the common stock owned by the stockholders of MEMC to the value of the most likely alternatives to the transaction. The alternatives considered included (i) a status quo scenario in which MEMC continued to operate in the absence of the transaction or any similar transaction, (ii) a stand-alone restructuring/Chapter 11 bankruptcy filing, (iii) a third party investor/acquirer, and (iv) a liquidation.

     In considering the status quo alternative, Houlihan Lokey considered that as of July 31, 2001, MEMC had aggregate debt repayments due of $725.1 million during the second half of the fiscal year ending December 31, 2001 and during the full fiscal year ending December 31, 2002. On August 10, 2001, MEMC announced that it would only have enough cash to fund operations and other cash requirements through the third quarter 2001. MEMC had no readily available alternative source of liquidity other than E.ON. MEMC informed Houlihan Lokey that E.ON was unwilling to offer MEMC additional liquidity, thus limiting MEMC's cash availability.

     In considering a stand alone restructuring/Chapter 11 bankruptcy filing, Houlihan Lokey considered that MEMC had directed its outside counsel to consider the implications to MEMC of filing for Chapter 11 bankruptcy protection. This would allow MEMC to complete a financial restructuring through which MEMC could potentially lessen its interest expense burden and improve its cash flow and balance sheet. According to Houlihan Lokey's analysis and discussions with management, given a six-month timeframe in which MEMC could restructure its debt in Chapter 11, MEMC would require debtor-in-possession financing of more than the $30 million required to fund operations through fiscal year 2001. Due to MEMC's highly leveraged balance sheet and the downturn in the semiconductor industry which has significantly reduced the value of MEMC's assets, debtor-in-possession financing would be very difficult to obtain.

     In assessing the viability of a third party investor/acquirer, Houlihan Lokey considered that E.ON first announced its intention to divest itself of MEMC in late 1999. An extensive sale process was conducted by E.ON and its advisors. No other potential acquirer has proposed an alternative that yields MEMC's public shareholders the possibility of higher value than the current proposed transaction. MEMC has been unsuccessful in its efforts to raise additional capital or identify new investors. Further, the amount of capital required to continue operations lends itself more to an acquisition rather than an additional capital investment by a third party.

     In considering the liquidation of MEMC, based on Houlihan Lokey's analysis and discussions with management, MEMC would be required to incur approximately $34.3 million of expenses in order to shut down operations. This would be $13.5 million more than its projected receipts under the best case scenario. The ability to conduct an orderly liquidation presumes that MEMC would be in existence long enough to complete one. If MEMC had run out of cash by September 30, 2001 as projected, such an orderly liquidation process may not have been possible. The majority of MEMC's assets consists of silicon wafer manufacturing facilities and equipment of which there is already an excessive amount available on the market. Therefore, the realizable value of these assets in the current environment is likely to be substantially lower than their stated book value. In any liquidation proceeding it is unlikely that the public stockholders of MEMC would receive any value.

     In considering the transaction in comparison with the other alternatives discussed above, Houlihan Lokey considered the following:

     - The transaction provides additional capital to MEMC in the form of (i) the five-year revolving credit facility; and (ii) up to a $50 million capital contribution by E.ON at or before the closing of the transaction.

     - MEMC's debt was to be reduced by at least $750 million.

     - MEMC's near term debt amortization is substantially reduced.

     - The interests of public stockholders are reduced from 28.2% of equity outstanding to 10.6% without including the effect of the warrants and 9.7% including the effect of the warrants.

     - The effect of deleveraging MEMC's balance sheet allows for lower interest expense in the future, and under the non-cash interest feature on the restructured debt conserves MEMC's cash.

     Based on the foregoing analysis, Houlihan Lokey has concluded that the transaction is fair to the public stockholders of MEMC from a financial point of view.

     Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of MEMC. Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to MEMC and does not assume any responsibility with respect to such information. Houlihan Lokey was not requested to, and did not, make an independent evaluation or appraisal of MEMC's assets or liabilities, contingent or otherwise, and was not furnished with any evaluations or appraisals. Houlihan Lokey's analysis is necessarily based on business, economic, market and other conditions as they existed and can be evaluated by Houlihan Lokey at the date of its opinion and presentation to the board of MEMC.

     Houlihan Lokey is a nationally recognized investment banking firm with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. MEMC selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in MEMC. Furthermore, Houlihan Lokey has no agreement or understanding to provide additional services to MEMC beyond the scope of this fairness opinion.

     MEMC has agreed to pay Houlihan Lokey a fee of $750,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of the fairness opinion, including Houlihan Lokey's reasonable expenses of legal counsel. No portion of the fee was contingent upon approval or completion of the transaction. MEMC has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

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

ACCOUNTING EFFECTS OF THE RESTRUCTURING

     As a consequence of the change in ownership and the debt restructuring, our accounting records will be affected. Set forth below under the heading "Unaudited Pro Forma Financial Information" is a detailed description of the accounting effects of the restructuring. What follows is a summary of the significant accounting effects.

     There will be changes in our consolidated balance sheet as follows:

     - The debt and related accrued interest previously owed to E.ON will be written off of our accounting records;

     - The new debt instruments and preferred stock resulting from the debt restructuring will be recorded at their fair market values;

     - As a result of TPG's ownership percentage in MEMC, we will apply purchase accounting and push down TPG's nominal basis in MEMC to our accounting records. The new bases of our assets and liabilities will be based on the related fair market values of our assets and liabilities as to 89.4% of their values (consistent with TPG's ownership percentage assuming full conversion of the preferred stock) and the previous bases of our assets and liabilities as to 10.6% of their values;

     - As a result of the nominal price paid by TPG for its interest in MEMC, the excess of cost over net assets acquired (goodwill) and intangible assets previously recorded in our accounting records will be written off to zero. In addition, the remaining negative goodwill resulting from the nominal purchase price will result in a significant write-down of our property, plant and equipment.

     In addition, there will be changes in our consolidated statements of operations as follows:

     - Interest expense will reflect the terms of our new debt instruments, as well as the accretion from the nominal values to the face values of the related debt instruments.

     - Cost of goods sold, marketing and administration expenses, and research and development expenses will reflect lower depreciation and amortization expense as a consequence of the lower values of the property, plant and equipment and intangible assets resulting from purchase accounting.

     - Cumulative preferred stock dividends will be deducted from net income to arrive at net income available to common shareholders.

                                   PROPOSAL 1
     ISSUANCE OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK, WARRANTS
                            AND RELATED COMMON STOCK

     In connection with the restructuring, we have issued and delivered to TPG Wafer Holdings 260,000 shares of our Series A Cumulative Convertible Preferred Stock, convertible into shares of MEMC common stock, and issued and delivered to TPG warrants to purchase 16,666,667 shares of MEMC common stock.

     Under the listing rules of the New York Stock Exchange, we must obtain stockholder approval of any issuance of common stock or securities exercisable for or convertible into common stock that exceeds 20% of the outstanding MEMC common stock or total voting power of our equity securities. To accommodate the restructuring closing, we agreed to promptly seek the stockholder approval required under the New York Stock Exchange rules. TPG Wafer Holdings agreed that until such approval is obtained, the preferred stock may not be converted into more than 19.9% of the outstanding MEMC common stock and TPG agreed that the warrants may not be exercised at all. Upon receipt of stockholder approval, the preferred stock will be convertible into shares of common stock at a price of $2.25 per share, and the warrants will be exercisable for shares of common stock at a price of $3.00 per share.

     If Proposal 1 is approved at the special stockholders' meeting, TPG will own or have the right to acquire, through ownership of the common stock acquired from E.ON, conversion of the preferred stock and exercise of the warrants, a minimum of approximately 182 million shares of MEMC common stock, representing approximately 90% of our outstanding common stock. In connection with the special meeting, TPG will be entitled to vote on Proposal 1 and TPG's favorable vote will ensure that Proposal 1 receives the necessary stockholder vote for approval.

DESCRIPTION OF PREFERRED STOCK

General

     The Series A Cumulative Convertible Preferred Stock has been designated by our Board of Directors as a new series of preferred stock. Our restated certificate of incorporation authorizes the Board of Directors to designate one or more series out of the authorized preferred stock and to determine the relative rights and preferences of the shares within each series.

Liquidation Preference

     Upon any liquidation, dissolution or winding up of MEMC, before any distribution or payment is made to any common stockholder or the holder of any other equity security ranking junior to the preferred stock, the holders of the preferred stock will be paid a liquidation preference equal to:

     - if stockholder approval is obtained, $1,000 per share plus accrued and unpaid dividends, or

     - if stockholder approval is not obtained, the greater of

      - $1,000 per share plus accrued and unpaid dividends, and

      - the amount that would be payable if the shares of preferred stock had already been converted into shares of MEMC common stock.

     After payment of the liquidation preference, holders of the preferred stock shall not be entitled to any further participation in any distribution of assets by virtue of their ownership of the preferred stock.

     If upon any liquidation, winding up or dissolution of MEMC, our assets are insufficient to pay in full the amount due on the preferred stock, then the assets of MEMC will be distributed ratably among the holders of the preferred stock.

Dividends

     Cash dividends are cumulative at a rate of 10% per annum from the date the preferred stock was originally issued. Dividends will be payable quarterly, when, as and if declared by our Board of Directors. If not declared and paid quarterly, dividends will accumulate at a rate of 12% per annum from the date of issuance and effectively will be paid in common stock upon conversion of the preferred or be paid in cash upon redemption of the preferred stock, a change of control of MEMC or a liquidation, dissolution or winding up of MEMC.

Ranking

     The preferred stock ranks, with respect to dividend rights and the distribution of assets upon liquidation, dissolution or winding up of MEMC, senior to our common stock. We currently have no outstanding capital stock other than the preferred stock and our common stock. Without the consent of the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, we may not issue (i) additional shares of the Series A preferred stock, (ii) any series of capital stock ranking senior to or pari passu with the preferred stock, or (iii) any class or series of capital stock that is redeemable at any time prior to the redemption of the Series A preferred stock.

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

Conversion

     Each share of the preferred stock will be convertible, from time to time at the option of the holder, into a number of shares of our common stock equal to $1,000 plus accrued and unpaid dividends to the conversion date, divided by an initial conversion price of $2.25.

     As stated above, until our stockholders approve the issuance of the preferred stock and the common stock issuable upon conversion of the preferred stock, the preferred stock may not be converted into more than 19.9% of the outstanding shares of our common stock.

     The terms of the preferred stock include protection for the holders of the preferred stock against dilution by providing for adjustment of the conversion price in certain events including, among others, stock dividends, extraordinary cash dividends, stock subdivisions or combinations and issuances of common stock or other securities at a price, or convertible or exercisable at a price, below the then current market price of the common stock or conversion price of the preferred stock. In addition, in the event of a reverse stock split (such as the one contemplated in Proposal 2 below), the conversion price will be adjusted accordingly.

     In the event of a consolidation, merger or other business combination or recapitalization involving MEMC, and upon certain other events, which results in the holders of our common stock receiving stock or securities of another company, all per share amounts, the conversion rate and other economic terms applicable to the preferred stock will be adjusted to take into account such transaction.

Mandatory Redemption

     On or after November 13, 2009, the holders may require us to redeem their shares of the preferred stock in cash at a redemption price equal to the stated value plus accrued and unpaid dividends.

Change of Control

     Upon a change of control of MEMC (as defined in the certificate of designations), holders of the preferred stock may require us to repurchase any or all shares of such preferred stock at a per share repurchase price equal to 101% of the stated value plus accrued and unpaid dividends to the date of actual payment.

Voting Rights

     Until stockholder approval, holders of the preferred stock will not have voting rights except as a class as provided by Delaware law and the certificate of designations. After stockholder approval, holders of the preferred stock will vote together with the holders of our common stock, as a single class, on all matters on which our common stockholders are entitled to vote. Each share of the preferred stock will have the number of votes equal to the number of shares of common stock then issuable upon conversion of such share of preferred stock.

     Without the consent of the holders of at least a majority of the outstanding shares of the preferred stock, we may not amend, alter or repeal the rights, preferences or privileges of the preferred stock.

Board Representation

     So long as at least $130 million in stated value of the preferred stock remains outstanding and TPG Wafer Holdings and its affiliates beneficially own greater than 50% of the preferred stock, TPG Wafer Holdings has additional rights under the terms of the preferred stock to ensure its representation on the Board of Directors, as described above.

DESCRIPTION OF WARRANTS

     The warrants will be exercisable at an exercise price of $3.00 per share of common stock. The warrants may be exercised, in whole or in part, at any time after stockholder approval is obtained until November 13, 2011. Once exercisable, the warrants may be exercised using cash, exchanging the senior subordinated secured notes equal in face value to the aggregate exercise price, by surrendering other warrants equal in warrant market price to the aggregate purchase price, or any combination of the foregoing. Until our stockholders approve the issuance of the common stock issuable upon exercise of the warrants, however, the warrants may not be exercised at all.

     The terms of the warrants include protection for the holders against dilution by providing for adjustment of the exercise price in certain events including, among others, stock dividends, extraordinary cash dividends, stock subdivisions or combinations and issuances of common stock or other securities at a price, or convertible or exercisable at a price, below the then current market price of the common stock or exercise price of the warrants. In addition, in the event of a reverse stock split (such as the one contemplated in Proposal 2, below), the exercise price will be adjusted accordingly.

     In the event of a consolidation, merger or other business combination or recapitalization involving MEMC, and upon certain other events, which results in the holders of our common stock receiving stock or securities of another company, all per share amounts, the exercise price and other economic terms applicable to the warrants will be adjusted to take into account such transaction.

     The warrants do not confer upon the holder any rights as an MEMC stockholder, including the right to vote, receive dividends, consent or receive notices as a stockholder with respect to any meeting of stockholders for the election of MEMC directors or any other matter.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF THE SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK, WARRANTS AND COMMON STOCK ISSUABLE THEREUNDER.

                                   PROPOSAL 2

            AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION:
                              REVERSE STOCK SPLIT

     Effective January 2, 2002, the MEMC Board of Directors unanimously approved, declared advisable and recommended that our stockholders approve, an amendment to the company's restated certificate of incorporation authorizing a one-for-two reverse stock split of the outstanding shares of MEMC common stock to be effectuated, if at all, at such time as the Board deems advisable.

     The purpose of the proposed amendment to our restated certificate of incorporation is to make additional shares of common stock available for issuance under benefit plans and for other corporate purposes.

     If this Proposal 2 and Proposal 3 are not approved and Proposal 1 is approved, we will not have sufficient shares of common stock authorized under our restated certificate of incorporation to issue upon conversion of the preferred stock and exercise of the warrants. If Proposal 2 is not approved but Proposal 1 and Proposal 3 are approved, there will be sufficient shares to issue upon conversion and exercise of the preferred stock and warrants, respectively, but the Board may be unable to take action quickly enough to benefit from favorable market conditions to conclude a future market financing and there may be insufficient shares to afford the company the ability to grant future stock-based compensation to its employees and directors. TPG will be entitled to vote in respect of Proposal 2 and a vote in favor of Proposal 2 by TPG will ensure the necessary stockholder approval of Proposal 2.

EFFECT OF REVERSE STOCK SPLIT

     Pursuant to the reverse stock split, each holder of MEMC common stock immediately prior to the effectiveness of the split will receive one share of new common stock, par value $.01 per share, for every two shares of common stock then held.

     No fractional shares of new common stock will be issued in connection with the reverse stock split. Instead, in calculating the number of shares to which a holder is entitled, the company will round up to the next whole number. Thus, holders of common stock who would otherwise be entitled to receive a fractional share of new common stock because they hold a number of shares of common stock not evenly divisible by two will receive a full share for such fractional share.

CERTIFICATE OF AMENDMENT

     The reverse stock split would become effective only upon the filing of a certificate of amendment to the restated certificate of incorporation with the Delaware Secretary of State. If the reverse stock split is approved by our stockholders, the Board of Directors intends to wait to file the certificate of amendment until such time, if at all, that the Board determines market conditions are favorable for the reverse split. Upon the effectiveness of the proposed amendment, Article Fourth of our restated certificate of incorporation would include an additional paragraph reading substantially as follows:

        (8) The Corporation hereby declares that each two (2) shares of the outstanding shares of the Corporation's Common Stock, par value $.01 per share, as of the date of filing of this Certificate of Amendment to the Restated Certificate of Incorporation, be converted and reconstituted into one share of Common Stock, par value $.01 per share. No fractional shares shall be issued upon such conversion and reconstitution. Instead the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

     Upon effectiveness of the certificate of amendment, the reverse stock split will occur without any further action on the part of our stockholders. The reverse stock split will occur without regard to the dates on which stock certificates are physically surrendered in exchange for certificates representing shares of new common stock that shareholders are entitled to receive as a consequence of the reverse stock split.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effectiveness of the reverse stock split, transmittal letters will be mailed to each record holder of our common stock on the date of such effectiveness. The transmittal letters will be used in forwarding existing stock certificates for surrender and exchange for new certificates representing the number of shares of new common stock that stockholders are entitled to receive as a result of the reverse stock split. The transmittal letters will be accompanied by instructions specifying other details of the exchange. Stockholders should not send in their certificates until they receive a transmittal letter.

     After the effectiveness of the reverse stock split, each certificate representing shares of existing common stock will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of new common stock into which the shares evidenced by such certificate have been converted.

CONSEQUENCES OF THE REVERSE STOCK SPLIT

     With the exception of the number of issued and outstanding shares, the rights and preferences of our common stock prior and subsequent to the reverse stock split will remain the same. After the effectiveness of the reverse stock split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our shareholders, or any aspect of our business would materially change as a result of the reverse stock split.

     We are presently authorized to issue a maximum of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $.01 per share. If Proposal 3 is approved, we will be authorized to issue a maximum of 250,000,000 shares of common stock. As of immediately prior to the closing of the transactions contemplated by the restructuring agreement, 69,612,900 shares of common stock and no shares of preferred stock were issued and outstanding. The authorized number of shares will not change in connection with the reverse stock split. We have obligations to set aside approximately 132,222,223 shares of common stock for issuance upon the conversion of the preferred stock and the exercise of outstanding warrants (including the warrants described in Proposal 1 above), and approximately 13,679,510 shares of common stock for options and other contractual commitments. The exercise price or conversion rate of these commitments would be adjusted proportionately upon the effectiveness of the reverse stock split. Specifically, the conversion price of the preferred stock would be adjusted to $4.50 and the exercise price and number of the warrants described above would be adjusted to $6.00 and 8,333,334, respectively.

     The conversion and reconstitution of our existing common stock into the new common stock should have no material federal tax consequences to most stockholders. Nonetheless, stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the reverse stock split in light of their individual circumstances.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECTUATE THE REVERSE STOCK SPLIT.

                                   PROPOSAL 3

            AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION:
                      INCREASE IN AUTHORIZED CAPITAL STOCK

BACKGROUND

     Effective January 2, 2002, the MEMC Board of Directors unanimously approved, and recommended that our stockholders approve, an amendment to the company's restated certificate of incorporation to increase the authorized number of shares of common stock, par value $0.01 per share, from 200,000,000 to 250,000,000.

     The Board of Directors has declared advisable the proposed amendment to the restated certificate of incorporation as the Board considers it in the best interests of the company to have available, without effectuating the reverse stock split described above, a sufficient number of shares of common stock to facilitate the conversion of the outstanding convertible preferred stock and exercise of the warrants issued in connection with the debt restructuring. In the event the Board of Directors determines it to be in the best interests of the company to effectuate the reverse stock split after approval by the stockholders, the additional available shares of authorized common stock will provide the Board with flexibility to engage in transactions involving the issuance of additional shares of common stock and to provide for employee and director stock-based compensation. TPG will be entitled to vote in respect of Proposal 3 and a vote in favor of Proposal 3 by TPG will ensure the necessary stockholder approval of Proposal 3.

CONSEQUENCES OF APPROVAL OF ADDITIONAL AUTHORIZED COMMON STOCK

     If approved, the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the company's stockholders, except as may be required by applicable laws or regulations, including the rules of the New York Stock Exchange. For example, the additional authorized shares of common stock will be available for issuance by the Board in connection with financings, acquisitions of other companies, stock dividends, employee benefit programs or other corporate purposes. Except for the shares of common stock issuable in connection with the outstanding convertible preferred stock, warrants and options of the company, at this time the company does not have any plans or commitments to issue common stock. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the company and its stockholders. Because the holders of the company's common stock do not have preemptive rights, the issuance of additional shares of common stock (other than on a pro-rata basis to all current stockholders such as pursuant to a stock dividend) would have the effect of reducing the current stockholders' proportionate interests.

     Under current New York Stock Exchange rules, stockholder approval is generally required to issue common stock, or securities convertible into or exercisable for common stock, in one or a series of related transactions, if such common stock represents 20% or more of the voting power or outstanding common stock of the company. Common stock issued for cash in a public offering, however, is excluded from this stockholder approval requirement as are shares of common stock issued for cash in a private offering at a price at least equal to both book value and market value of the common stock. New York Stock Exchange rules also require stockholder approval for an issuance of shares that would result in a change of control of the company as well as for stock issuances in connection with certain benefit plans or related party transactions.

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the dividend rate, voting rights, conversion rights, conversion rates, rights and terms of redemption and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any preferred stock upon the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. The effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of the company without further action by the stockholders. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of preferred stock that the company has issued and may issue in the future. The company at this time has no plans or commitments to issue any additional shares of preferred stock. Subject to the requirements of the New York Stock Exchange, preferred stock may be designated and issued from time to time without action by the company's stockholders to such persons and for such consideration and on such terms as the Board of Directors determines.

ANTI-TAKEOVER EFFECTS

     Although the proposal to increase the authorized common stock may be construed as having an anti-takeover effect, because authorized and unissued common stock could be issued for the purpose of discouraging an attempt by another person to take control of the company, neither the management of the company nor the Board of Directors views this proposal as an anti-takeover mechanism. In addition, this proposal is not part of any plan by the company to recommend a series of anti-takeover amendments to the restated certificate of incorporation and the company does not currently contemplate recommending the adoption of other amendments to its restated certificate of incorporation that could be construed to affect the ability of third parties to take over or change control of the company. The company currently has a staggered or classified board of directors. The existence of a staggered board could make it more difficult or discourage a proxy contest for assumption of control of the company if the voting power of the company's securities were such that a substantial number of shares could be voted in favor of directors other than those nominated by the company for election.

CERTIFICATE OF AMENDMENT

     If the stockholders approve the proposal, the company will cause a certificate of amendment to the company's restated certificate of incorporation to be filed with the Delaware Secretary of State. Upon the effectiveness of the proposed amendment, paragraph (1) of Article Fourth of our restated certificate of incorporation would be revised to read substantially as follows:

        (1) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 300,000,000 shares, of which (i) 250,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock"), and (ii) 50,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock").

     Upon effectiveness of the certificate of amendment, the increase will be effective without any further action on the part of our stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

                                   PROPOSAL 4

                 MERGER BETWEEN MEMC AND TPG WAFER HOLDINGS LLC

     Under the Delaware General Corporation Law, we must obtain stockholder approval for a plan of merger under which the shares of common stock to be issued and issuable upon conversion or exercise of other securities to be issued equals or exceeds 20% of our outstanding common stock. Shareholder approval is required in that case even where we are to be the surviving company. There is a similar 20% rule under the listing requirements of the New York Stock Exchange (discussed above). Because the terms of the TPG Wafer Holdings merger contemplate issuances of MEMC equity securities that could equal or exceed 20% of our outstanding common stock (depending on the MEMC equity and debt then held by TPG Wafer Holdings), we are seeking stockholder approval of the merger. As with Proposals 1, 2 and 3, TPG will be entitled to vote on Proposal 4 and an approval by TPG of this proposal will ensure the necessary stockholder approval of the proposed merger.

GENERAL

     TPG Wafer Holdings was formed solely for the purposes of purchasing the debt and equity of MEMC from E.ON and engaging in the debt restructuring transactions. TPG Wafer Holdings conducts no other business. We entered into an agreement and plan of merger with TPG Wafer Holdings in connection with our debt restructuring. TPG requested that we enter into the merger agreement to enable it to distribute the MEMC securities held by TPG Wafer Holdings to its members in an efficient manner. The merger is not intended to have any material economic consequence for MEMC or any of its stockholders (other than TPG Wafer Holdings). It is expected that the merger will occur only in connection with such a distribution.

     Consummation of the merger is conditioned on approval of the merger agreement by our stockholders. The key elements of the merger agreement are as follows:

     - At the direction of TPG Wafer Holdings, after receipt of stockholder approval by the MEMC stockholders, TPG Wafer Holdings will merge with and into MEMC. MEMC will continue in existence as the surviving corporation.

     - As a result of the merger, the members of TPG Wafer Holdings generally will convert their membership interests in TPG Wafer Holdings into their proportionate share of the equivalent of the equity securities of MEMC held by TPG Wafer Holdings, plus common stock having a market value equal to the principal amount of the debt securities of MEMC held by TPG Wafer Holdings and the accrued but unpaid interest on such debt securities. As of the date of the restructuring closing, TPG Wafer Holdings held none of our debt securities.

     - Effective upon completion of the merger, all of the MEMC debt and equity securities then held by TPG Wafer Holdings will be canceled.

     - Certain of our directors and executive officers will be granted membership interests in TPG Wafer Management LLC, one of the members of TPG Wafer Holdings, and thus, will indirectly receive equity securities of MEMC upon consummation of the merger.

THE MERGER

     The agreement and plan of merger provides that, subject to MEMC stockholder approval, TPG Wafer Holdings will be merged with and into MEMC at such time as TPG Wafer Holdings shall determine. MEMC will continue in existence as the surviving corporation, and the separate existence of TPG Wafer Holdings will cease. The restated certificate of incorporation and bylaws of MEMC at the time of the merger will be the certificate of incorporation and bylaws of the surviving company. In addition, the directors and officers of MEMC will be the initial directors and officers of the surviving corporation.

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware. No other state or federal regulatory requirements must be complied with in order to effectuate the merger. At the effective time, each share of MEMC common stock, share of preferred stock and warrant certificate owned by TPG Wafer Holdings will be canceled. In addition, any debt or other obligations of MEMC or any of our subsidiaries held by TPG Wafer Holdings will become assets of MEMC as a result of the merger. Also in the merger, the limited liability company membership interests of TPG Wafer Holdings will be converted into and exchanged for the following:

     - shares of common stock of MEMC equal to the number of shares of MEMC common stock then owned by TPG Wafer Holdings;

     - shares of Series A Cumulative Convertible Preferred Stock of MEMC equal to the number of shares of and having the same terms and conditions as the Series A preferred stock then owned by TPG Wafer Holdings;

     - warrants to purchase shares of common stock of MEMC equal to the number of warrants and having the same terms and conditions as the MEMC warrants then held by TPG Wafer Holdings; and

     - shares of common stock of MEMC having a fair market value equal to the total principal of and accrued but unpaid interest on any debt or other obligations of MEMC or any of our subsidiaries then held by TPG Wafer Holdings.

     Neither our stockholders nor members of TPG Wafer Holdings will have appraisal rights in connection with the merger.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     In connection with the restructuring transactions, it is expected that certain of our executive officers and directors will receive limited liability company membership interests in TPG Wafer Management, an investment limited liability company that owns a membership interest in TPG Wafer Holdings. As of the date of this proxy solicitation, such company held a 1.5% interest in TPG Wafer Holdings and it is expected that up to an aggregate of 0.8% of that 1.5% interest will be issued to certain of our senior executive officers and directors. Upon consummation of the merger described above, TPG Wafer Management will receive shares of common stock, preferred stock and/or warrants of MEMC in exchange for its membership interests in TPG Wafer Holdings.

CONTACT INFORMATION

     Contact information for MEMC and for TPG Wafer Holdings is as follows:

        MEMC Electronic Materials, Inc.
        501 Pearl Drive (City of O'Fallon)
        St. Peters, MO 63376
        636/474-5000

        TPG Wafer Holdings LLC
        301 Commerce Street, Suite 3300
        Fort Worth, TX 76102
        817/871-4000

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MERGER BETWEEN MEMC AND TPG WAFER HOLDINGS.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED PRO FORMA BALANCE SHEETS
              (UNAUDITED; DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        SEPTEMBER 30,
                                                   SEPTEMBER 30,    PRO FORMA               2001
                                                       2001        ADJUSTMENTS   NOTE     PRO FORMA
                                                   -------------   -----------   ----   -------------
                     ASSETS
Current assets:
  Cash and cash equivalents......................   $  125,767      $  50,000      1      $175,767
  Accounts receivable............................       81,919             --               81,919
  Inventories....................................      116,999             --              116,999
  Deferred tax assets, net.......................        1,056             --                1,056
  Prepaid and other current assets...............       23,795             --               23,795
                                                    ----------      ---------             --------
       Total current assets......................      349,536         50,000              399,536
Property, plant and equipment, net...............      984,520       (776,152)     2       208,368
Investments in joint ventures....................       52,049             --               52,049
Excess of cost over net assets acquired, net.....       35,791        (31,997)     2         3,794
Other assets.....................................       55,382        (27,140)   1,2        28,242
                                                    ----------      ---------             --------
       Total assets..............................   $1,477,278      $(785,289)            $691,989
                                                    ==========      =========             ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of
     long-term debt..............................   $  552,017      $(407,421)     1      $144,596
  Accounts payable...............................       73,875         11,742      1        85,617
  Accrued liabilities............................       29,499             --               29,499
  Customer deposits..............................       18,977             --               18,977
  Provision for restructuring costs..............        9,879             --                9,879
  Accrued wages and salaries.....................       20,857             --               20,857
                                                    ----------      ---------             --------
       Total current liabilities.................      705,104       (395,679)             309,425
Long-term debt, less current portion.............      595,478       (478,520)     1       116,958
Pension and similar liabilities..................       97,813          3,706      2       101,519
Customer deposits................................       32,014         (4,512)     2        27,502
Deferred tax liabilities, net....................        8,457         (8,457)     1            --
Other liabilities................................       50,388             --               50,388
                                                    ----------      ---------             --------
       Total liabilities.........................    1,489,254       (883,462)             605,792
                                                    ----------      ---------             --------
Minority interests...............................       63,162             --               63,162
Redeemable preferred stock:
  Preferred stock, $.01 par value, $1,000 stated
     value, 260,000 shares issued and
     outstanding.................................           --             --                   --
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 50,000,000
     shares authorized; 260,000 issued and
     outstanding (see above)
  Common stock, $.01 par value, 200,000,000
     shares authorized; 70,542,105 issued........          705             --                  705
  Other stockholders' equity.....................      (75,843)        98,173    1,2        22,330
                                                    ----------      ---------             --------
       Total stockholders' equity (deficit)......      (75,138)        98,173               23,035
                                                    ----------      ---------             --------
       Total liabilities and stockholders'
          equity.................................   $1,477,278      $(785,289)            $691,989
                                                    ==========      =========             ========

     See accompanying notes to consolidated pro forma financial statements.

                MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        AS        PRO FORMA
                                                     REPORTED    ADJUSTMENTS           PRO FORMA
                                                       2000         2000       NOTE      2000
                                                     --------    -----------   ----    ---------
                                                                 (UNAUDITED)          (UNAUDITED)
Net sales.........................................  $  871,637    $      --           $   871,637
Cost of goods sold................................     742,662     (112,711)    2         629,951
                                                    ----------    ---------           -----------
  Gross margin....................................     128,975      112,711               241,686
Operating expenses:
  Marketing and administration....................      69,182       (6,626)    2          62,556
  Research and development........................      72,155      (17,757)    2          54,398
                                                    ----------    ---------           -----------
     Operating income (loss)......................     (12,362)     137,094               124,732
Nonoperating (income) expense:
  Interest expense................................      78,801      (69,567)    1           9,234
  Interest income.................................      (4,838)          --                (4,838)
  Royalty income..................................      (9,815)          --                (9,815)
  Other, net......................................       1,317           --                 1,317
                                                    ----------    ---------           -----------
     Total nonoperating (income) expense..........      65,465      (69,567)               (4,102)
                                                    ----------    ---------           -----------
     Income (loss) before income taxes, equity in
       income of joint ventures and minority
       interests..................................     (77,827)     206,661               128,834
Income taxes......................................     (21,013)      74,100     3          53,087
                                                    ----------    ---------           -----------
     Income (loss) before equity in income of
       joint ventures and minority interests......     (56,814)     132,561                75,747
Equity in income of joint ventures................      14,664           --                14,664
Minority interests................................      (1,240)      (7,726)    2          (8,966)
                                                    ----------    ---------           -----------
       Net income (loss)..........................  $  (43,390)   $ 124,835           $    81,445
                                                    ==========    =========           ===========
Cumulative preferred stock dividends..............                $  32,632     1     $    32,632
                                                                  =========           ===========
Net income available to common stockholders.......                $  92,203           $    48,813
                                                                  =========           ===========
Basic income (loss) per share.....................  $     (.62)                 4     $       .70
                                                    ==========                        ===========
Diluted income (loss) per share...................  $     (.62)                 4     $       .41
                                                    ==========                        ===========
Weighted average shares used in computing basic
  income (loss) per share.........................  69,596,861                  4      69,596,861
                                                    ==========                        ===========
Weighted average shares used in computing diluted
  income (loss) per share.........................  69,596,861                  4     198,676,327
                                                    ==========                        ===========

     See accompanying notes to consolidated pro forma financial statements.

                MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
              (UNAUDITED; DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                            AS         PRO FORMA
                                                         REPORTED     ADJUSTMENTS            PRO FORMA
                                                           2001          2001        NOTE       2001
                                                         --------     -----------    ----    ---------
Net sales...........................................    $  497,435     $     --              $  497,435
Cost of goods sold..................................       521,169      (97,161)      2         424,008
                                                        ----------     --------              ----------
  Gross margin......................................       (23,734)      97,161                  73,427
Operating expenses:
  Marketing and administration......................        53,936       (5,746)      2          48,190
  Research and development..........................        47,853      (13,578)      2          34,275
  Restructuring.....................................        22,422           --                  22,422
                                                        ----------     --------              ----------
     Operating income (loss)........................      (147,945)     116,485                 (31,460)
Nonoperating (income) expense:
  Interest expense..................................        67,919      (56,405)      1          11,514
  Interest income...................................        (5,911)          --                  (5,911)
  Royalty income....................................        (2,600)          --                  (2,600)
  Other, net........................................         2,546           --                   2,546
                                                        ----------     --------              ----------
     Total nonoperating (income) expense............        61,954      (56,405)                  5,549
                                                        ----------     --------              ----------
     Loss before income taxes, equity in income of
       joint ventures and minority interests........      (209,899)     172,890                 (37,009)
Income taxes........................................       239,381       59,943       3         299,324
                                                        ----------     --------              ----------
     Loss before equity in income of joint ventures
       and minority interests.......................      (449,280)     112,947                (336,333)
Equity in income of joint ventures..................           457           --                     457
Minority interests..................................         8,492       (6,467)      2           2,025
                                                        ----------     --------              ----------
     Net loss.......................................    $ (440,331)    $106,480              $ (333,851)
                                                        ==========     ========              ==========
Cumulative preferred stock dividends................                   $ 27,135       1      $   27,135
                                                                       ========              ==========
Net loss available to common stockholders...........                   $ 79,345              $ (360,986)
                                                                       ========              ==========
Basic and Diluted loss per share....................    $    (6.33)                   4      $    (5.19)
                                                        ==========                           ==========
Weighted average shares used in computing basic loss
  per share and diluted loss per share..............    69,612,900                    4      69,612,900
                                                        ==========                           ==========

     See accompanying notes to consolidated pro forma financial statements.

              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

     On November 13, 2001, E.ON AG and its affiliates ("E.ON") and an investor group led by Texas Pacific Group and including funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, "TPG") closed the transactions contemplated by their purchase agreement of September 30, 2001 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, TPG Wafer Holdings LLC and its assignees purchased all of E.ON's debt in MEMC of approximately $910 million for a purchase price of $4.00 and all of E.ON's equity holdings in MEMC for a purchase price of $2.00. Also at the closing, E.ON made capital contributions to MEMC as required under the Purchase Agreement in an aggregate amount of $37 million, of which $5 million was contributed to enable MEMC to make a contribution in such amount to the company's defined benefit plan.

     In addition, on November 13, 2001, MEMC and TPG executed an agreement with respect to the restructuring of the MEMC debt acquired by TPG from E.ON (the "Restructuring Agreement").

     As a result of these transactions, TPG now beneficially owns approximately 72% of MEMC's outstanding common stock, par value $.01 per share, and has exchanged approximately $860 million of the previously outstanding debt owed by the company to E.ON for all of the shares of the company's newly issued Series A Cumulative Convertible Preferred Stock with a stated value of $260 million (the "Preferred Stock"), $50 million in principal amount of the company's newly issued senior subordinated secured notes (the "Secured Notes") and warrants to purchase 16,666,667 shares of the company's common stock (the "Warrants"). As part of these transactions, TPG also acquired a 55 million Euro senior secured term note issued by the company's Italian subsidiary and guaranteed by MEMC (the "Italian Note"). It is presently anticipated that TPG will retain and restructure the Italian Note. Assuming shareholder approval is obtained for Proposal 1 in this proxy statement, TPG will own or have the right to acquire, through conversion of the preferred stock and exercise of the warrants, a minimum of approximately 182 million shares of common stock, representing approximately 90% of the company's outstanding common stock.

     The accompanying unaudited consolidated pro forma financial statements of MEMC in the opinion of management include all material adjustments directly attributable to the transactions contemplated by the Purchase and Restructuring Agreements. The consolidated pro forma balance sheet reflects the financial position of the company had the transactions occurred on September 30, 2001. The consolidated pro forma statements of operations reflect the operating activity of the company had the transactions occurred on January 1, 2000. These consolidated pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

     1. In accordance with the terms of the Restructuring Agreement, on November 13, 2001, the company exchanged $860 million of debt and related accrued interest with TPG for the Secured Notes, the Warrants and the Preferred Stock. In addition, TPG retained the Italian Note. The combined fair market value of these debt and equity securities was assumed to be $4.00, the consideration paid by TPG for the debt that was exchanged for these securities. At the same time, the company became obligated to reimburse TPG for certain of its acquisition related costs, a deal fee and debt commitment fees totaling $27 million in all (collectively the "TPG Deal Fees"). In accordance with the Purchase Agreement, E.ON committed to fund to MEMC $55 million, of which $5 million was to be contributed to enable the company to make a contribution in such amount to its defined benefit plan. Of the $55 million funding commitment, $18 million was funded prior to closing and $37 million was funded at closing on November 13, 2001. Pro forma adjustments have been made for these transactions as follows:

     Pro forma adjustments to the September 30, 2001 Consolidated Balance Sheet:

        - The debt acquired by TPG and exchanged for the Secured Notes, the Warrants and the Preferred Stock has been written off. The amount of debt written off was approximately $886 million. This amount differs from the $910 million of debt acquired by TPG, as the $910 million includes the incremental net borrowing of MEMC for the period between September 30 and November 13, 2001. Related accrued interest of approximately $15 million, which was included in accounts payable, was also written off.

        - The Secured Notes and the Italian Note with aggregate face values of $50 million and 55 million Euro, respectively, have been recorded at their combined fair market value of approximately $2.00. These debt instruments will accrete interest up to their face values plus accrued interest in six and thirty years, respectively. As of the date of this proxy statement, the recharacterization of the Italian Note is not yet complete. Accordingly, there can be no assurance that the term of the note will be extended for 30 years. If the terms of the Italian Note are not successfully renegotiated, the note will mature on September 22, 2002. In this situation, the accretion will take place in one year rather than 30 years.

        - The Preferred Stock, with stated value of $260 million, has been recorded at its fair value of approximately $2.00. The Preferred Stock is redeemable at the option of the holder on the eighth anniversary of the date of issuance. Accordingly, the Preferred Stock will accrete up to its stated value over this eight year period.

        - The $55 million E.ON funding commitment has been recorded by increasing cash ($50 million) and reducing pension and similar liabilities ($5 million).

        - The TPG Deal Fees have been recorded as a current liability ($27 million). The loan commitment fee component of these costs ($3 million) has been recorded as a deferred asset (included in other long term assets in the balance sheet) and will be amortized to expense over the 5 year term of the related $150 million revolving credit facility. The remaining fees ($24 million) have been recorded as a reduction of additional paid in capital.

        - For the purposes of the September 30, 2001 pro forma balance sheet, a valuation allowance has been established for all deferred tax assets generated as a result of the revaluation of the balance sheet in excess of the historical net deferred tax liability. This valuation allowance has been assumed due to the uncertainty in the company's ability to utilize these new deferred tax assets.

     Pro forma adjustments to the Consolidated Statements of Operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001:

        - Interest expense on the E.ON debt has been eliminated. Interest expense, including accretion, on the Secured Notes and the Italian Notes has been calculated using the effective interest method. In addition, amortization on the deferred loan commitment fee has been included in interest expense.

        - Undeclared cumulative dividends on the Preferred Stock have been recognized in order to derive income available to common stockholders. The dividends were calculated on a quarterly basis by multiplying the stated rate of interest (payment in kind at 12% for years 1 and 2) by the stated value of the Preferred Stock ($260 million).

     2. Assuming shareholder approval is obtained for Proposal 1 described in this proxy statement, through conversion of all of the Preferred Stock into common stock, TPG's common equity ownership interest in MEMC would be approximately 89.4%. As such, MEMC has made pro forma adjustments to the attached financial statements in order to reflect this ownership level and to "push down" TPG's nominal basis in MEMC. The resulting pro forma consolidated balance sheet reflects MEMC's assets and liabilities with a 10.6% carryover basis and an 89.4% push down basis. Pro forma adjustments were made as follows to achieve this presentation:

     Pro forma adjustments to the September 30, 2001 Consolidated Balance Sheet:

        - 10.6% of the historical book value of all assets and liabilities was carried over in the pro forma balance sheet with no adjustment.

        - The fair market value of all assets and liabilities was estimated. To the extent the fair market value differed from book value, 89.4% of that difference was recorded as an adjustment to the carrying value of the respective asset or liability. To the extent the adjusted net carrying value of assets and liabilities exceeded the pushed down basis of TPG's investment in the company, negative goodwill was generated. The negative goodwill was then allocated to the bases of existing goodwill and other identifiable intangible assets and further to the basis of property, plant and equipment. The fair market value of assets and liabilities was determined as follows:

         - The fair market value of all current assets and liabilities was estimated to be equal to book value. In addition, the fair market value of investments in joint ventures, other long term liabilities and minority interests was estimated to be equal to book value.

         - The fair market value of property plant and equipment was derived by estimating depreciated replacement cost. Negative goodwill was allocated, on a pro rata basis, to property, plant and equipment using the estimated depreciated replacement cost.

         - Excess of cost over net assets acquired (goodwill) was estimated to have no fair market value.

         - Software and other intangibles reported in the balance sheet caption "Other assets" were estimated to have no fair market value. The fair market value of all other assets contained in this caption was estimated to be equal to book value.

         - The fair market value of pension and similar liabilities was determined by calculating the excess of the actuarially calculated projected benefit obligations and accumulated projected benefit obligations over the fair value of plan assets, including the $5 million contribution funded by E.ON as described earlier in these notes.

         - The fair market value of long-term customer deposits was determined by calculating the net present value of expected future payments.

     Pro forma adjustments to the Consolidated Statements of Operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001:

        - The process of restating the balance sheet as described above resulted in a significant write down in the value of property, plant and equipment, goodwill and other intangible assets. Accordingly, depreciation and amortization have been adjusted to reflect the new basis of the underlying assets. This adjustment affected the captions "cost of goods sold," "marketing and administration" and "research and development" as depreciation and amortization is contained in each.

        - As a result of the decreased depreciation and amortization in the pro forma statement of operations of our 80%-owned subsidiaries, the 20% minority interest in their earnings was adjusted in the pro forma consolidation.

     3. Income tax expense on the pro forma adjustments has been calculated at the statutory rate in effect during the periods presented. For those pro forma adjustments affecting the accounts of entities located in foreign jurisdictions, the statutory foreign tax rates have been applied.

     4. Earnings Per Share

     Pro forma earnings per share calculation for the year ended December 31,
2000

(IN THOUSANDS, EXCEPT SHARE DATA)                          BASIC         DILUTED
---------------------------------                          -----         -------
Numerator:
Net income...........................................    $   81,445    $    81,445
Cumulative preferred stock dividends.................        32,632             --
                                                         ----------    -----------
Numerator for basic earnings per share...............    $   48,813    $    81,445
                                                         ==========    ===========
Denominator:
Weighted average outstanding shares..................    69,596,861     69,596,861
Convertible preferred stock..........................            --    115,555,556
Employee stock options...............................            --        247,074
Warrants.............................................            --     13,276,836
                                                         ----------    -----------
Denominator..........................................    69,596,861    198,676,327
                                                         ----------    -----------
Earnings per share...................................    $      .70    $       .41
                                                         ==========    ===========

     Pro forma earnings per share calculation for the nine months ended September 30, 2001

         (IN THOUSANDS, EXCEPT SHARE DATA)               BASIC             DILUTED
         ---------------------------------               -----             -------
Numerator:
Net income.........................................    $ (333,851)        $ (333,851)
Cumulative preferred stock dividends...............        27,135(a)          27,135
                                                       ----------         ----------
Numerator for basic earnings per share.............    $ (360,986)        $ (360,986)
                                                       ==========         ==========
Denominator:
Weighted average outstanding shares................    69,612,900         69,612,900
Convertible preferred stock........................            --(a)              --
Employee stock options.............................            --(a)              --
Warrants...........................................            --(a)              --
                                                       ----------         ----------
Denominator........................................    69,612,900         69,612,900
                                                       ----------         ----------
Earnings per share.................................    $    (5.19)        $    (5.19)
                                                       ==========         ==========

-------------------------
(a) For the pro forma statement of operations for the nine month period ended September 30, 2001, the numerator of the calculation for basic and diluted loss per share was net loss available to common stockholders. Cumulative preferred stock dividends were not added back to the net loss, as the related conversion of the preferred would have been antidilutive. The denominator for this calculation was the same for both basic and diluted loss per share for this nine month period as the options, warrants and convertible preferred stock were all antidilutive.

     The company had 3,048,584 options outstanding at September 30, 2001. In addition, if the stockholders vote in the affirmative for Proposal 1, the preferred stock would be convertible into an additional 115,555,556 shares of common stock and the warrants would be exercisable for an additional 16,666,667 shares of common stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

COMPANY OVERVIEW

     We are a leading worldwide producer of silicon wafers for the semiconductor industry. We operate manufacturing facilities, directly or through joint ventures, in every major semiconductor manufacturing region throughout the world, including Europe, Malaysia, Japan, South Korea, Taiwan and the United States. Our customers include virtually all major semiconductor device manufacturers including the world's largest foundries as well as the major memory, microprocessor and ASIC manufacturers.

     We provide silicon wafers in sizes ranging from 100 millimeters (4 inch) to 300 millimeters (12 inch) and in three general categories: prime polished, epitaxial and test/monitor. Our silicon wafers are sold in each of the major semiconductor-producing regions throughout the world including Asia Pacific, Europe, Japan and the United States.

     Effective September 29, 2000, we acquired an additional 40% interest in MEMC Korea Company (MKC), formerly known as POSCO Huls Company, Ltd., increasing our total ownership to 80%. As a result, as of September 30, 2000, MKC's balance sheet was consolidated with MEMC. Also, as a consequence of this transaction, MKC's operating results were consolidated with MEMC's operating results beginning in the fourth quarter of 2000.

     On November 13, 2001, an investor group led by Texas Pacific Group (TPG) purchased from E.ON AG and its affiliates (E.ON) all of E.ON's debt and equity holdings in MEMC. In addition, on that date TPG and MEMC restructured MEMC's debt acquired by TPG from E.ON and TPG provided MEMC with a five-year $150 million revolving credit facility. On December 21, 2001, we entered into a new revolving credit facility with Citibank, N.A. which replaced the TPG credit facility. The new Citibank credit facility is substantially similar to the TPG credit facility and is guaranteed by TPG. As a result of these transactions, TPG now owns approximately 72% of our outstanding common stock and has exchanged approximately $860 million of the total $910 million of debt for newly issued convertible preferred stock, senior notes and warrants. None of these transactions are reflected in our unaudited financial statements for the last completed quarter, but are discussed below and will be reflected in our audited financial statements for the 2001 fiscal year.

RESULTS OF OPERATIONS

Net Sales

     For the nine months ended September 30, 2001, our net sales decreased 19% to $497 million from $616 million for the nine months ended September 30, 2000. Had MKC been consolidated with us in the nine months ended September 30, 2000, our net sales would have been approximately $725 million, resulting in an approximately 31% year-over-year decline in net sales from the nine months ended September 30, 2000 to the nine months ended September 30, 2001, primarily a result of a 31% product volume decrease. Demand for silicon wafers decreased in 2001 as a result of the general market decline and inventory corrections in the semiconductor industry beginning in early 2001.

     For the year ended December 31, 2000, our net sales increased by 26% to $872 million from $694 million in 1999. This increase resulted from a 21% increase in product volumes, as well as modest price increases and improvements in product mix. Demand for silicon wafers increased in 2000 as the semiconductor industry expanded. Approximately 30% of our product volume increase in 2000 was a result of the consolidation of MKC's 2000 fourth quarter results with MEMC.

     In 1999, our net sales decreased by 9% to $694 million from $759 million in 1998. This decrease was caused by significantly lower prices for silicon wafers, partially offset by a 9% increase in product volumes. Industry average selling prices declined, from $1.51 in 1998 to $1.31 in 1999, due to excess capacity in the silicon wafer industry and continued pricing pressure from customers. Product volume in 1999 increased, principally due to the on-going recovery in the semiconductor market during that period.

     Premium products such as large diameter and epitaxial wafers represented 58% of our product volume for 2000, compared to 52% for 1999 and 47% for 1998. Both 200 millimeter and epitaxial product volumes grew during 2000. This increase is primarily a result of our customers utilizing 200 millimeter wafers rather than smaller diameter wafers to realize the lowest cost per device. In 2000, while total product volumes increased 21%, 200 millimeter product volumes grew by 41%. The consolidation of MKC accounted for 37% of this increased 200 millimeter product volume in 2000. In 1999, while product volume increased in total by 9%, 200 millimeter product volume grew by 29%.

     We operate in all the major semiconductor-producing regions of the world, with over half of our 2000 net sales to customers located outside North America. Net sales by geographic region for each of the last three years were as follows:

                   DOLLARS IN MILLIONS                        2000    1999    1998
                   -------------------                        ----    ----    ----
North America.............................................    $411    $359    $390
Europe....................................................     185     153     178
Japan.....................................................     126      90     119
Asia Pacific..............................................     150      92      72
                                                              ----    ----    ----
Total.....................................................    $872    $694    $759

Gross Margin

     For the nine months ended September 30, 2001 our gross margin declined to negative 5% from positive 13% in the nine months ended September 30, 2000. The decrease in gross margin in the nine-month period ended September 30, 2001 compared to the corresponding year ago period was primarily the result of under absorption of manufacturing fixed costs reflecting significantly lower product volumes.

     In 2000, our gross margin increased to $129 million compared to negative $10 million in 1999. This significant improvement resulted from increased product volumes and continued benefits realized from our cost reduction and manufacturing improvement programs, as well as modest increases in average selling prices. While our product volumes increased 21% in 2000 compared to 1999, our cost of sales increased only 6% compared to 1999.

     In 1999, our gross margin improved to a negative 1% from a negative 4% in 1998, despite a 13% decline in industry average selling prices. This improvement in gross margin was primarily attributable to reduced cost of goods sold, which declined 11% in 1999 compared to 1998, despite a 9% increase in product volumes. More than $100 million in costs were taken out of the business in 1999 as a result of various cost-cutting initiatives set into motion in 1998, including the closure of the Spartanburg, South Carolina plant, implementing "best practices" worldwide, initiating a plant focus program that limits the number of wafer diameters manufactured at each site and working with our suppliers to create opportunities for cost reductions and lower prices.

Marketing and Administration

     For the nine months ended September 30, 2001, marketing and administration expenses increased from $50 million in the year ago period to $54 million. This increase was primarily a result of the consolidation of MKC's results in 2001.

     For the 2000 fiscal year, marketing and administration expenses remained relatively flat as we continued to control costs, despite the 26% increase in net sales and the consolidation of MKC's fourth quarter results. As a percent of sales, marketing and administration expenses decreased from 9% in 1999 to 8% in 2000.

     In 1999, marketing and administration expenses decreased 13% and represented 9% of net sales. The decrease was a result of our efforts to reduce costs.

Research and Development

     Our research and development expense for the nine-month periods ended September 30, 2001 and 2000 totaled $48 and $54 million, respectively. The decrease in reported expense was primarily a result of increased revenue from 300 millimeter wafers, which offset the research and development expenses.

     Research and development expenses declined by 15% in 2000 to 8% of net sales. The decreased expenses were attributable to continued focus and spending control, coupled with increased revenue from the sale of 300 millimeter wafers, which offset the related research and development expenses.

     In 1999, our research and development costs rose 4% and represented 12% of our net sales. The increase in research and development costs resulted from continued 300 millimeter wafer development and from depreciation associated with our 300 millimeter facilities in St. Peters, Missouri, and in Utsunomiya, Japan.

Restructuring Costs

     During the second quarter of 2001, we decided to close our small diameter wafer line at MEMC Southwest Inc. in Sherman, Texas. MEMC Southwest Inc. is a joint venture 80% owned by MEMC and 20% owned by Texas Instruments. This action was taken as part of our continuing efforts to focus our manufacturing facilities, to improve our cost structure, and to balance our production capabilities with the evolving market conditions.

     The restructuring charges recorded in the 2001 second quarter for the above actions were as follows: $15 million for asset impairment and write-off, $2 million for dismantling and related costs and $5 million for personnel costs. We recorded total charges to operations of $22 million (of which $17 million was non-cash) related to the above actions in the second quarter 2001. In conjunction with this action we also wrote off $3 million of inventory to cost of goods sold.

     In 1999, we recorded an adjustment to decrease our restructuring reserve by $6 million to reflect a change in an accounting estimate relating primarily to our withdrawal from the Chinese joint venture. The amount required to exit the venture was less than we had originally estimated.

Nonoperating (Income) Expense and Income Taxes

     Our interest expense increased to $68 million for the nine months ended September 30, 2001 from $55 million for the nine months ended September 30, 2000. This increase was primarily attributable to increased borrowings related to the acquisition and consolidation of MKC and additional debt for operating needs.

     Our interest expense increased to $79 million in 2000 from $66 million in 1999 as a result of an increase in our debt and higher interest rates on debt that repriced in 2000. As of December 31, 2000, our debt outstanding totaled $1,071 million, compared to $892 million at the end of 1999. Substantially all of this increase in debt outstanding relates to the acquisition and consolidation of MKC.

     In 1999, our interest expense increased to $66 million from $46 million in 1998, primarily as a result of increased interest rates. The interest rates on our loan agreements with E.ON AG, our principal lender, increased as a result of a debt re-negotiation during September 1998. In addition, some of our debt instruments were repriced in 1999 as they became due and were refinanced. To a lesser extent, the increase in interest expense in 1999 was due to an increased average debt level and a reduction in capitalized interest.

     In the 2001 second quarter we reevaluated the conditions surrounding our ability to use our tax loss carryforwards under Internal Revenue Code Section 382 and determined it appropriate to discontinue recognition of additional tax benefits from net operating loss carryforwards. In addition, our liquidity was negatively impacted by our operating results in the 2001 second quarter and by events occurring after the close of the 2001 second quarter, culminating in our belief that cash generated from operations, together with the liquidity provided by then existing cash balances and credit facilities would be sufficient to satisfy our cash requirements only through the 2001 third quarter. As a consequence of these developments, we concluded that our valuation allowance related to deferred tax assets should be increased in the amount of $267 million effective as of June 30, 2001. In making these determinations, we considered the deterioration in our liquidity at that time, the reduction in the trading price range of our stock, the uncertainty at that time surrounding the terms and structure of the divestiture by E.ON of its interest in MEMC and possible limitations for federal income tax purposes on our ability to use our tax loss carryforwards under Internal Revenue Code Section 382.

     We increased our valuation allowance in the 2001 third quarter related to deferred tax assets in the amount of $41 million. In making this determination, we considered the terms and structure of both the divestiture by E.ON of its interest in MEMC and the anticipated debt and equity restructuring with TPG.

     In 2000, we realized an income tax benefit at the rate of 27%, as compared to 31% in 1999 and 24% in 1998. The change in the rate of benefit recognized was a result of changes in the composition of worldwide taxable income and in the valuation allowance on certain deferred tax assets.

Equity in Income (Loss) of Joint Ventures

     Equity in income (loss) of joint ventures for the nine-month period ended September 30, 2001 relates solely to Taisil Electronic Materials Corporation (Taisil), our 45%-owned, unconsolidated joint venture in Taiwan. Equity in income of joint ventures was $0.5 million in the nine months ended September 30, 2001, as compared to income of $7.5 million in the nine months ended September 30, 2000. Of the $7.5 million equity in income of joint ventures in the nine months ended September 30, 2000, $4.0 million related to Taisil and $3.5 million related to MKC. The decrease attributable to Taisil for the nine-month period ended September 30, 2001 as compared to 2000 was primarily due to significantly lower volumes and price declines in 2001.

     In 2000, equity in income of joint ventures increased to $15 million, compared to a loss of $10 million in 1999. As previously stated, MKC's operating results were consolidated with MEMC beginning in the fourth quarter of 2000. For the first three quarters of 2000, MKC contributed income of $4 million to our equity in income of joint ventures, compared to a loss of $5 million for the twelve months in 1999. The improved results were primarily attributable to a significant increase in product volumes. Taisil contributed income of $11 million in 2000, compared to a loss of $5 million in 1999. Taisil's improved results were attributable to a 20% increase in product volumes and, to a lesser extent, a moderate increase in average selling prices. During 2000, Taisil also reduced its deferred tax valuation allowance related to certain net operating loss carryforwards, of which our share was $3 million. MKC's and Taisil's product volumes increased in 2000 as the semiconductor industry expanded in 2000.

     In 1999, MKC contributed losses of $5 million compared to losses of $18 million in 1998. Net sales for MKC increased significantly in 1999 due to a 60% increase in product volume, which was partially offset by lower prices. In 1999, Taisil contributed losses of $5 million compared to losses of $25 million for 1998. Net sales for Taisil increased significantly in 1999 due to an 81% increase in product volume, which was partially offset by lower prices. During 1999, Taisil also reduced its deferred tax valuation allowance related to certain net operating loss carryforwards, of which our share was $2 million. The higher product volumes at both MKC and Taisil in 1999 were primarily attributable to an increase in demand in the Korean and Taiwanese semiconductor and silicon wafer markets.

LIQUIDITY AND CAPITAL RESOURCES

     As stated above, in connection with the acquisition by TPG of all of E.ON's debt and equity holdings in MEMC, MEMC and TPG have restructured approximately $860 million of the $910 million of MEMC debt acquired by TPG from E.ON. TPG has exchanged previously outstanding debt of approximately $860 million for shares of our newly issued Series A Cumulative Convertible Preferred Stock with a stated value of $260 million, $50 million in principal amount of our newly issued senior subordinated secured notes and warrants to purchase 16,666,667 shares of our common stock. It is currently contemplated that TPG will retain and restructure 55 million Euro in principal amount of a note currently outstanding issued by our Italian subsidiary and guaranteed by MEMC. Assuming shareholder approval is obtained as described in Proposal 1 of this proxy statement, TPG will own or have the right to acquire, through conversion of the preferred stock and exercise of the warrants, a minimum of approximately 182 million shares of common stock, representing approximately 90% of our outstanding common stock.

     As a result of the purchase of E.ON's equity interest in MEMC by TPG, we will revalue historical costs in our balance sheet to reflect the cost basis of TPG in MEMC. We expect this to result in a significant write down of fixed assets and intangible assets, which would in turn significantly reduce depreciation and amortization expense going forward. The unaudited pro forma financial information contained in this proxy statement reflects our estimate of the reduction in depreciation and amortization expense related to this write down.

     TPG also originally committed to provide a five-year $150 million revolving credit facility to MEMC. That revolving credit facility has now been replaced with a revolving credit facility from Citibank, guaranteed by TPG. Loans may be drawn down under this facility as follows: (i) $50 million at any time prior to January 1, 2002, (ii) $75 million at any time prior to April 1, 2002, (iii) $100 million at any time prior to July 1, 2002, (iv) $125 million at any time prior to October 1, 2002, and (v) $150 million at any time after October 1, 2002. Loans under this facility will bear interest at a rate of LIBOR plus 1.5% or alternate base rate plus 0.5% per annum.

     At September 30, 2001, we had $126 million of cash and cash equivalents, including MKC cash and cash equivalents of approximately $110 million. There are significant restrictions on MKC's ability to pay dividends and make loans, thereby limiting our access to MKC's cash assets.

     Our cash flows used by operating activities increased to $11 million for the nine months ended September 30, 2001 from $4 million for the nine months ended September 30, 2000. This $7 million increase was due primarily to increased net losses, only partially offset by changes in working capital, increased depreciation as a result of the financial consolidation of MKC and the add-back of certain non-cash deferred tax asset valuation allowances and restructuring charges.

     Accounts receivable of $82 million at September 30, 2001 decreased $64 million, or 44%, from $146 million at December 31, 2000. This decrease was primarily attributable to the 53% decrease in net sales during the third quarter 2001 compared to the fourth quarter of 2000. Days' sales outstanding were 62 days at September 30, 2001 compared to 52 days at December 31, 2000 based upon annualized sales for the respective immediately preceding quarters. The increase in days' sales outstanding is primarily related to lengthier collection periods in the Asian region and a slight slowdown in customer payment patterns. We believe our provision for doubtful accounts of $4 million to be sufficient at September 30, 2001.

     Our inventories decreased $15 million, or 11%, from December 31, 2000 to $117 million at September 30, 2001. Total related inventory reserves for obsolescence, lower of cost or market issues, or other impairments were $29 million at September 30, 2001 and $17 million at December 31, 2000. Quarter-end inventories as a percentage of annualized quarterly net sales increased 11% to 24% for the period ended September 30, 2001 compared to the period ended December 31, 2000, as a result of the significant sales decline in the third quarter 2001 as compared to the fourth quarter 2000 and the character of certain inventory items which do not fluctuate with sales levels. We believe our inventory reserves of $29 million to be sufficient at September 30, 2001.

     In the 2001 second quarter, we reevaluated the conditions surrounding our ability to use our tax loss carryforwards under Internal Revenue Code Section 382 and determined it appropriate to discontinue recognition of additional tax benefits from net operating loss carryforwards. In addition, our liquidity was negatively impacted by our operating results in the 2001 second quarter and by events occurring after the close of the 2001 second quarter, culminating in our belief that cash generated from operations, together with the liquidity provided by then existing cash balances and credit facilities would be sufficient to satisfy our cash requirements only through the 2001 third quarter. As a consequence of these developments, we concluded that our valuation allowance related to deferred tax assets should be increased in the amount of $267 million effective as of June 30, 2001. In making these determinations, we considered the deterioration in our liquidity at that time, the reduction in the trading price range of our stock, the uncertainty at that time surrounding the terms and structure of the divestiture by E.ON of its interest in MEMC and possible limitations for federal income tax purposes on our ability to use our tax loss carryforwards under Internal Revenue Code Section 382.

     We increased our valuation allowance in the 2001 third quarter related to deferred tax assets in the amount of $41 million. In making this determination, we considered the terms and structure of both the divestiture by E.ON of its interest in MEMC and the anticipated debt and equity restructuring with TPG.

     Our net cash used in investing activities increased $18 million to $39 million in the nine months ended September 30, 2001 compared to $21 million in the nine months ended September 30, 2000. For the nine months ended September 30, 2001, cash used by investing activities reflected slightly increased spending on capital projects compared to 2000 primarily due to the consolidation of MKC in 2001. The nine months ended September 30, 2000 reflected cash from the consolidation of MKC in excess of the purchase price by $11 million. Capital expenditures in the first nine months of 2001 primarily related to maintenance, capabilities and 300mm. At September 30, 2001, we had $21 million of committed capital expenditures related to various manufacturing and technology projects.

     We had long-term committed loan agreements of approximately $1,105 million at September 30, 2001, of which approximately $1,097 million was outstanding. The $8 million of available long-term loan agreements at September 30, 2001 was with E.ON. We had short-term loan agreements of approximately $93 million at September 30, 2001, of which approximately $50 million was outstanding. Of the $43 million available under short-term credit agreements, $29 million was credit facilities available only within Korea.

     The silicon wafer industry is highly capital intensive. Our capital needs depend on numerous factors, including our profitability and investment in capital expenditures and research and development. As of September 30, 2001 our weighted average interest rate was 8.24%.

     Historically, we have funded our operations primarily through loans from E.ON, internally generated funds, and issuances of common stock. To a lesser extent, we have raised funds by borrowing money from commercial banks. We were not required to make principal payments on our credit facilities with E.ON until 2002. Under these credit facilities, we could not pledge any of our assets to secure additional financing without the consent of E.ON. In addition, under our loan with E.ON used to fund the acquisition of the additional 40% interest in MKC, we were required to pay 100% of any net proceeds received from the issuance of debt to E.ON as a mandatory principal repayment of this loan. We were also required to pay 75% of any cash received from MKC, through dividends, reductions or repurchases of equity, share redemptions or loans, to E.ON as a mandatory principal repayment of this loan. Finally, under our remaining loan agreements with E.ON, we were obligated to use 75% of any proceeds from the issuance of debt and 50% of our annual free cash flow, which is net of capital expenditures, to pay down the principal of these loans.

     In March 2001, E.ON agreed to waive some of these covenants, including certain restrictions on our ability to pledge assets, to allow us to seek additional financing from third parties and to retain a dividend from MKC. In May 2001, E.ON agreed to further waive some of these covenants. In return, to the extent not needed for working capital purposes, we agreed to use the proceeds of any additional third-party financing and any dividend received in 2001 from MKC to pay down, with an ability to re-borrow, outstanding amounts owing on our revolving credit agreements with E.ON.

     On September 30, 2001, E.ON entered into the agreement with TPG relating to the sale to TPG of all of the MEMC equity and debt held by E.ON. In October 2001, E.ON amended its $50 million credit facility with MEMC, as provided in the TPG purchase agreement, to increase it to $87 million. This increased collateralized credit facility was to have matured on April 1, 2002 and bore interest at LIBOR plus 8%. We could only borrow under this credit facility for funding needs during the period prior to December 31, 2001. As of October 31, 2001 we had $23 million available in credit facilities from E.ON. E.ON committed, upon closing the purchase with TPG, to provide an additional $13 million in liquidity to MEMC along with any undrawn amounts under the $87 million collateralized credit facility. E.ON also committed to contribute an additional $5 million to MEMC to enable MEMC to make a contribution of such amount to our defined benefit plan. Also upon closing, TPG provided us with a collateralized interest bearing five-year line of credit for up to $150 million. This credit facility was subsequently replaced with a substantially equivalent revolving line of credit with Citibank which is guaranteed by TPG and, like the TPG revolving line of credit, is secured by substantially all of our assets.

RISK FACTORS

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This Management's Discussion and Analysis of Financial Condition and Results of Operation contains such forward-looking statements that set out anticipated results based on management's plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," and words and terms of similar substance in connection with any discussion of future operating or financial performance. The forward-looking statements here include those concerning:

     - the significant write-down of the book value of our fixed assets;

     - the timing and restructuring of the 55 million Euro debt by our Italian subsidiary;

     - the impact of an adverse change in interest and currency exchange rates;

     - the adequacy and timing of the utilization of our restructuring reserve; and

     - the expectation that we will not pay dividends in the foreseeable future.

     We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks and uncertainties, and actual results could vary materially from those anticipated, estimated or projected. Risks and uncertainties pertaining to MEMC include, but are not limited to:

     - market demand for silicon wafers;

     - utilization of manufacturing capacity;

     - inventory levels of our customers;

     - demand for semiconductors generally;

     - changes in the pricing environment;

     - general economic conditions;

     - actions by competitors, customers, suppliers and lenders;

     - the accuracy of our assumptions regarding the dismantling and sale of the Spartanburg facility and the dismantling and sale of the equipment at the Sherman small diameter line;

     - technological changes;

     - changes in product specifications and manufacturing processes;

     - changes in financial market conditions;

     - changes in interest and currency exchange rates;

     - stockholder approval of certain matters relating to the Series A Cumulative Convertible Preferred Stock and the warrants;

     - changes in the plans and intentions of third parties, including TPG; and

     - other risks described in our filings with the Securities and Exchange Commission, including "Risk Factors" in our Form 10-K for the year ended December 31, 2000.

     These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET RISK

     The overall objective of our financial risk management program is to seek a reduction in the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.

     To mitigate financial market risks of foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. All of the potential changes noted below are based on sensitivity analyses performed on our financial positions at December 31, 2000, and December 31, 1999. Actual results may differ materially.

     We generally hedge transactional currency risks with currency forward contracts. Gains and losses on these foreign currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net transactional exposure to MEMC.

     Although our debt obligations as of September 30, 2001 were primarily of a fixed-rate nature, fluctuations in interest rates could significantly affect interest expense as obligations are refinanced or extended at maturity and repriced based upon then-current interest rates. An adverse change (defined as a 100 basis point change) in interest rates on our total debt outstanding would have resulted in a decline in income before taxes of approximately $11 million and $9 million as of the end of 2000 and 1999, respectively.

     A substantial majority of our revenue and capital spending is transacted in U.S. dollars. However, we do enter into these transactions in other currencies, primarily the Japanese yen, the Italian lira, the euro and certain other Asian and European currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. An adverse change (defined as 20 percent in certain Asian currencies and 10 percent in all other currencies) in exchange rates would result in a decline in income before taxes of less than $2 million as of the end of 2000 and 1999, and a decline in other comprehensive income of less than $22 million as of the end of 2000 and $20 million as of the end of 1999. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or the foreign currency sales price as competitors' products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices.

     There have been no significant changes in our holdings of interest rate sensitive or foreign currency exchange rate sensitive instruments since December 31, 2000.

                        CERTAIN BENEFICIAL OWNERSHIP BY
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the beneficial ownership of MEMC common stock, our Series A Cumulative Convertible Preferred Stock and the membership interest in TPG Wafer Holdings LLC, as of December 31, 2001 by each of our directors, certain executive officers and all directors and executive officers as a group. Except as indicated below, each person has the sole power to vote and transfer his or her shares or interests.

                        NUMBER OF SHARES    PERCENTAGE OF       NUMBER OF                          PERCENTAGE INTEREST
                            OF MEMC             MEMC            SHARES OF         PERCENTAGE OF       IN TPG WAFER
                          COMMON STOCK       OUTSTANDING     PREFERRED STOCK       OUTSTANDING          HOLDINGS
        NAME           BENEFICIALLY OWNED   COMMON STOCK    BENEFICIALLY OWNED   PREFERRED STOCK   BENEFICIALLY OWNED
        ----           ------------------   -------------   ------------------   ---------------   -------------------
Robert J. Boehlke....           --             --                  --               --                    --
Jean-Marc Chapus.....  182,182,192(1)(2)     90.3%(1)(2)      260,000(1)(2)        100%(1)(2)           19.7%(2)
James G. Coulter.....  182,182,192(1)(3)     90.3%(1)(3)      260,000(1)(3)        100%(1)(3)           60.6%(3)
John G. Danhakl......  182,182,192(1)(4)     90.3%(1)(4)      260,000(1)(4)        100%(1)(4)           19.7%(4)
C. Douglas Marsh.....           --             --                  --               --                    --
John Marren..........           --             --                  --               --                    --
William E. Stevens...           --             --                  --               --                    --
Klaus R. von Horde...      294,750(5)           *                  --               --                    --
James M. Stolze......      171,208(6)           *                  --               --                    --
John P. DeLuca.......      163,208(7)           *                  --               --                    --
Julius R. Glaser.....       25,400(5)           *                  --               --                    --
Jonathan P. Jansky...       92,750(8)           *                  --               --                    --
All directors and
  executive officers
  as a group (14
  persons)...........  182,971,606(1)-(8)    90.3%(1)-(8)     260,000(1)-(4)       100%(1)-(4)           100%(2)(3)(4)

-------------------------
 * Represents less than 1% of MEMC's outstanding common stock of December 31, 2001.

(1) Assumes the exercise or conversion in full of the Warrants to purchase MEMC Common Stock and the Series A Cumulative Convertible Preferred Stock. TPG Wafer Holdings LLC ("TPG Wafer Holdings") directly holds 49,959,970 shares of MEMC Common Stock and 260,000 shares of Series A Preferred Stock, convertible into 115,555,555 share of MEMC Common Stock assuming shareholder approval. TPG Wafer Partners LLC ("Wafer Partners"), TPG Wafer Management LLC ("Wafer Management"), Green Equity Investors III, L.P. ("GEI"), Green Equity Investors Side III, L.P. ("GEI Side"), TCW/Crescent Mezzanine Partners III, L.P. ("TCW Partners"), TCW/Crescent Mezzanine Trust III ("TCW Trust") and TCW/Crescent Mezzanine Partners III Netherlands, L.P. ("TCW Netherlands") collectively hold 16,666,667 Warrants.

(2) TCW Partners, TCW Trust and TCW Netherlands collectively hold a 19.7% membership interest in TPG Wafer Holdings. Jean-Marc Chapus is an officer and director of TCW Asset Management Company and is affiliated with other TCW entities. Mr. Chapus is also a limited partner of TCW Partners. Mr. Chapus may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TCW Partners, TCW Trust and TCW Netherlands.

(3) Wafer Partners and Wafer Management collectively hold a 60.6% membership interest in TPG Wafer Holdings. James G. Coulter is a director, officer and stockholder of TPG Advisors III, Inc. ("TPG Advisors III"), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. ("Partners III"), TPG Parallel III, L.P. ("Parallel III"), TPG Investors III, L.P. ("Investors III"), FOF Partners III, L.P. ("FOF"), FOF Partners III-B, L.P. ("FOF B") and TPG Dutch Parallel III, C.V. ("Dutch Parallel III"). Mr. Coulter is also a director, officer and stockholder of T3 Advisors, Inc. ("T3 Advisors"), which is the general partner of T3 GenPar,

    L.P., which in turn is the sole general partner of each of T3 Partners, L.P. ("T3 Partners"), T3 Parallel, L.P. ("T3 Parallel"), T3 Investors, L.P. ("T3 Investors") and T3 Dutch Parallel C.V. ("T3 Dutch"). In addition, Mr. Coulter is a director, officer and stockholder of T3 Advisors II, Inc., which is the general partner of T3 GenPar II, L.P., which in turn is the sole general partner of each of T3 Partners II, L.P. ("T3 Partners II") and T3 Parallel II, L.P. ("T3 Parallel II"). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T3 Partners, T3 Parallel, T3 Investors, T3 Dutch, T3 Partners II and T3 Parallel II (collectively, the "TPG Funds") are members of Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the sole member of Wafer Management. TPG Advisors III, T3 Advisors and T3 Advisors II and the TPG Funds may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own all of the securities held by Wafer Holdings and Wafer Partners. Mr. Coulter, by virtue of his positions with TPG Advisors III, T3 Advisors and T3 Advisors II, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by Wafer Holdings and Wafer Partners.

(4) Green Equity Investors III, L.P. ("GEI") and Green Equity Investors Side III, L.P. collectively hold a 19.7% membership interest in TPG Wafer Holdings. John G. Danhakl is a member and manager of GEI Capital III, L.L.C. ("GEI Capital"), which is the general partner of GEI and GEI Side. Mr. Danhakl is also a Vice President of LGP Management, Inc. ("LGPM"), the general partner of Leonard Green & Partners, L.P. ("LGP"), which is an affiliate of GEI Capital and the management company of GEI and GEI Side. GEI Capital, GPM and LGP may be deemed pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by GEI and GEI Side. Mr. Danhakl, by virtue of his positions with GEI Capital and LGPM, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by GEI and GEI Side.

(5) All of these shares may be acquired by the holder within 60 days of December 31, 2001.

(6) Includes 136,704 shares that may be acquired within 60 days of December 31, 2001 and 8,000 shares as to which his spouse has shared voting and investment power.

(7) Includes 146,704 shares that may be acquired within 60 days of December 31, 2001 (including shares that may be acquired pursuant to the exercise of options that will vest on January 31, 2002, the effective date of Dr. Deluca's announced retirement from MEMC).

(8) Includes 90,550 shares that may be acquired within 60 days of December 31, 2001 and 2,200 shares as to which his spouse has shared voting and investment power.

                      OWNERSHIP OF MEMC EQUITY SECURITIES
                          BY CERTAIN BENEFICIAL OWNERS

     The following table lists the persons known by us to beneficially own 5% or more of our common stock and 5% or more of our Series A Cumulative Convertible Preferred Stock, each as of December 31, 2001.

                                                        AMOUNT AND              TITLE         PERCENT
                                                        NATURE OF                OF             OF
     NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP         CLASS          CLASS
     ------------------------------------          --------------------         -----         -------
TPG Wafer Holdings LLC.........................    182,182,192(1)(2)             Common        90.3%(1)
301 Commerce Street                                    260,000(1)(2)          Preferred       100.0%
Suite 3300
Fort Worth, TX 76102

TPG Wafer Partners LLC.........................    182,182,192(1)(2)(3)          Common        90.3%(1)
301 Commerce Street                                    260,000(1)(2)(3)       Preferred       100.0%
Suite 3300
Fort Worth, TX 76102

TPG Advisors III, Inc..........................    182,182,192(1)                Common        90.3%(1)
301 Commerce Street                                    260,000(1)             Preferred       100.0%
Suite 3300
Fort Worth, TX 76102

                                                        AMOUNT AND              TITLE         PERCENT
                                                        NATURE OF                OF             OF
     NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP         CLASS          CLASS
     ------------------------------------          --------------------         -----         -------
T(3) Advisors, Inc. ...........................    182,182,192(1)                Common        90.3%(1)
301 Commerce Street                                    260,000(1)             Preferred       100.0%
Suite 3300
Fort Worth, TX 76102

T(3) Advisors II, Inc..........................    182,182,192(1)                Common        90.3%(1)
301 Commerce Street                                    260,000(1)             Preferred       100.0%
Suite 3300
Fort Worth, TX 76102

Green Equity Investors III, L.P................    182,182,192(1)(2)(3)          Common        90.3%(1)
11111 Santa Monica Blvd.                               260,000(1)(2)(3)       Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

Green Equity Investors Side III, L.P...........    182,182,192(1)(2)(3)          Common        90.3%(1)
11111 Santa Monica Blvd.                               260,000(1)(2)(3)       Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

GEI Capital III, L.L.C. .......................    182,182,192(1)                Common        90.3%(1)
11111 Santa Monica Blvd.                               260,000(1)             Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

LGP Management, Inc. ..........................    182,182,192(1)                Common        90.3%(1)
11111 Santa Monica Blvd.                               260,000(1)             Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

Leonard Green & Partners, L.P. ................    182,182,192(1)                Common        90.3%(1)
11111 Santa Monica Blvd.                               260,000(1)             Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

TCW/Crescent Mezzanine Partners III, L.P. .....    182,182,192(2)(3)(4)          Common        90.3%(1)
11100 Santa Monica Blvd.                               260,000(2)(3)(4)       Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

TCW/Crescent Mezzanine Trust III...............    182,182,192(2)(3)(4)          Common        90.3%(1)
11100 Santa Monica Blvd.                               260,000(2)(3)(4)       Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

TCW/Crescent Mezzanine Partners III
  Netherlands, L.P.  ..........................    182,182,192(2)(3)(4)          Common        90.3%(1)
11100 Santa Monica Blvd.                               260,000(2)(3)(4)       Preferred       100.0%
Suite 2000
Los Angeles, CA 90025

                                                        AMOUNT AND              TITLE         PERCENT
                                                        NATURE OF                OF             OF
     NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP         CLASS          CLASS
     ------------------------------------          --------------------         -----         -------
State of Wisconsin Investment Board............      5,064,500(5)                Common         7.3%
P.O. Box 7842
Madison, WI 53707

-------------------------
(1) Based on information contained in a Schedule 13D jointly filed with the Securities and Exchange Commission by TPG Wafer Holdings LLC, TPG Wafer Partners LLC, TPG Advisors III, Inc., T(3) Advisors, Inc., T(3) Advisors II, Inc., Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., GEI Capital III, L.L.C., LGP Management, Inc., Leonard Green & Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, The TCW Group, Inc., TCW Asset Management Company and TCW/Crescent Mezzanine III, LLC on November 23, 2001. Assumes the exercise or conversion in full of the warrants and Series A preferred stock issued pursuant to the restructuring agreement. TPG Wafer Holdings LLC is the record owner of 49,959,970 shares of common stock. The reporting persons have shared voting power and investment power over all 182,182,192 shares.

(2) These entities and TPG Wafer Management LLC have entered into the Amended and Restated LLC Operating Agreement of TPG Wafer Holdings LLC, dated as of November 13, 2001, which provides that TPG Wafer Partners LLC shall be the managing member of TPG Wafer Holdings and conduct the business and affairs of TPG Wafer Holdings. This includes voting of the equity securities that TPG Wafer Holdings holds except as set forth herein and in footnote (3) to this table. These entities and TPG Wafer Management LLC have also entered into a Members' Agreement, dated as of November 13, 2001, providing for, among other things, an agreement by TPG Wafer Partners not to cause TPG Wafer Holdings to vote its shares of common stock without the prior written consent of the other parties to the LLC Operating Agreement on certain matters. The Members' Agreement also provides that TCW/ Crescent Mezzanine Partners III, L.P. and TCW/Crescent Mezzanine Trust III may nominate one individual to our Board of Directors, Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P. may nominate one individual to our Board, and TPG Wafer Partners agrees to cause TPG Wafer Holdings to vote its shares of common stock in favor of the election of such individuals as our directors.

(3) These entities and TPG Wafer Credit Partners LLC, T3 Partners II, L.P., T3 Parallel II, L.P. and TPG Wafer Management LLC (each a lender) have entered into an Intercreditor Agreement, dated as of November 13, 2001, providing for, among other things, the assignment of any participation interests in the note of our Italian subsidiary, the notes and the warrants issued pursuant to the restructuring agreement held by any lender to the other non-defaulting lenders pro rata in the event of a default of such lender under the revolving credit agreement; TPG Wafer Partners' right of first offer to any participation interests in the note of our Italian subsidiary, the notes or the warrants that any lender wishes to transfer; the lenders' tag-along rights to any transfer by TPG Wafer Partners or its affiliates of the note of our Italian subsidiary, the notes or the warrants; and TPG Wafer Partners' rights to cause the holders of participation interests in the notes of our Italian subsidiary, the notes or the warrants to sell such securities if TPG Wafer Partners wishes to sell its securities.

(4) TCW/Crescent Mezzanine III, LLC ("MEZZANINE LLC") is the General Partner of TCW/ Crescent Mezzanine Partners III, L.P. and TCW/Crescent Mezzanine Partners III Netherlands, L.P. and the Managing Owner of TCW/Crescent Mezzanine Trust III (collectively, the "TCW Funds"). MEZZANINE LLC disclaims beneficial ownership of securities reported as owned by the TCW Funds except to the extent of its pecuniary interest as General Partner or Managing Owner. TCW/Crescent Mezzanine Management III, LLC ("Mezz Mgmt III") is the Investment Advisor of the TCW Funds, and has delegated all investment and voting discretion with respect to the securities owned by the TCW Funds to TCW Asset Management Company, a California corporation and registered investment advisor ("TAMCO"), as Sub-Advisor. TAMCO, as the Sub-Advisor to the TCW Funds, a Member of Mezz Mgmt III and the General Partner of a Member of MEZZANINE LLC, disclaims beneficial ownership of securities except to the extent of any pecuniary interest. TAMCO is wholly owned by The TCW

    Group, Inc., a Nevada corporation ("TCWG"), which disclaims beneficial ownership of securities reported as indirectly owned except to the extent of any pecuniary interest in TAMCO by virtue of TCWG's ownership of TAMCO. TCWG, together with its direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the "TCW Business Unit"). The TCW Business Unit is primarily engaged in the provision of investment management services. As of July 6, 2001, the ultimate parent company of TCWG is Societe Generale, S.A., a company incorporated under the laws of France ("SG"). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purposes of the federal securities laws, may be deemed ultimately to control TCWG and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business Unit), may beneficially own securities of the Company and such securities are not reported in this Table. In accordance with Exchange Act Release No. 34-39538 (January 12,
    1998) and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of securities of the Issuer beneficially owned by the TCW Business Unit. Each member of the TCW Business Unit disclaims beneficial ownership of securities of the Issuer beneficially owned by SG and any of SG's other business units.

(5) Based on information contained in Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission by The State of Wisconsin Investment Board on February 9, 2001. The State of Wisconsin Investment Board has sole voting and investment power over all 5,064,500 shares.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     As previously disclosed to our stockholders, stockholder proposals intended to be presented at our 2002 Annual Stockholders' Meeting must have been received by us by November 26, 2001 for inclusion in our proxy statement and form of proxy card for that meeting.

     In order for a stockholder to nominate a candidate for director for election at an annual stockholders' meeting, under our restated certificate of incorporation, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. The stockholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.

     In order for a stockholder to bring other business before an annual stockholders' meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement, form of proxy card and/or annual stockholders' meeting agenda under regulations governing the solicitation of proxies. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

     In each case, the notice must be given to our Secretary, whose address is 501 Pearl Drive (City of O'Fallon), P.O. Box 8, St. Peters, Missouri 63376.

     Any stockholder desiring a copy of our restated certificate of incorporation or by-laws will be furnished a copy without charge upon written request to our Secretary.

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this proxy statement. We are incorporating by reference our selected financial data included in Item 7 on page 21 and our consolidated financial statements included in Item 8 on page 21 of our annual report on Form 10-K for the fiscal year ended December 31, 2000 and pages 11 and 24 through 45 of our 2000 annual report to shareholders included in Exhibit 13 to the Form 10-K, and the unaudited financial statements included in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001, all of which have been filed with the SEC.

     We are also incorporating by reference the following documents:

        - Annual Report on Form 10-K for the fiscal year ended December 31, 2000

        - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001

        - Current Reports on Form 8-K filed on September 15, 2001, November 28, 2001 and January 14, 2002

     We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. Any such documents will also be deemed to be incorporated by reference into this proxy statement.

     You may get copies of any of the incorporated documents at no charge to you by writing or calling Janine Orf, Director, Investor Relations, MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376 (telephone 636/474-5443). In addition, you may read and copy these filings and any other reports or other information that we file at the SEC's public reference room in Washington D.C. at 450 Fifth Street, N.W. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet web site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for consideration at the special stockholders' meeting.
January   , 2002

                                    ANNEX A
                                   OPINION OF
                         HOULIHAN LOKEY HOWARD & ZUKIN
                               FINANCIAL ADVISORS

November 5, 2001

To The Special Committee
  of The Board of Directors
  MEMC Electronic Materials, Inc.

Dear Members of the Special Committee:

     We understand that E.ON AG ("E.ON" or the "Parent") and Texas Pacific Group ("TPG" or the "Buyer") have entered into an agreement (the "Purchase Agreement") that will result in the sale (the "Sale") of E.ON's investment in MEMC Electronic Materials, Inc. ("MEMC" or the "Company") to TPG in a two step transaction that consists of (i) the purchase by TPG of MEMC's approximate $900 million face value of debt outstanding ("Intercompany Debt") held by the Parent; and (ii) the purchase by TPG of E.ON's 71.8% ownership of MEMC's common stock ("Common Stock"). As a precondition to the Sale, TPG and the Company must agree on the terms of a recapitalization (the "Recapitalization") under which all of the Intercompany Debt purchased by TPG will be converted or exchanged into new securities of MEMC.

     The Recapitalization and other related transactions are referred to collectively herein as the "Transaction". The Company has formed a special committee of the board of directors (the "Special Committee") to consider certain matters relating to the Transaction.

     The Special Committee has requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

        1. reviewed the Company's annual reports to shareholders on Form 10-K for the three fiscal years ended December 31, 2000 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2001, and Company-prepared draft interim financial statements for the period ended September 30, 2001, which the Company's management has identified as being the most current financial statements available;

        2. reviewed copies of the following agreements:

           i. Purchase Agreement between E.ON, its subsidiaries and TPG dated September 30, 2001;

           ii. Agreement and Plan of Merger by and between TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           iii. Indenture for $50 million Senior Subordinated Secured Notes due 2007 of MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           iv. Revolving Credit Agreement among MEMC Electronic Materials, Inc. as borrower, the Lenders Party Thereto, and
                [                    ] as Administrative Agent, draft dated
                November 2, 2001;

           v. Restructuring Agreement among TPG Wafer Holdings LLC and MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           vi. Registration Rights Agreement among MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC, draft distributed November 2, 2001;

           vii. Certificate of Designations of Series A Cumulative Convertible Preferred Stock of MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           viii. Warrants Certificate of MEMC Electronic Materials, Inc., draft distributed November 2, 2001;

           ix. Summary of terms for E55 million Promissory Note due 2031 of MEMC Electronic Materials SpA, distributed November 2, 2001;

           x. Management Advisory Agreement between MEMC and TPG, draft dated October 31, 2001.

        3. reviewed the terms of the Company's debt outstanding to E.ON and its subsidiaries VEBA AG and the Fidelia Corporation along with debt owed to various third party lenders;

        4. reviewed the joint venture agreements between MEMC and its joint venture partners for each of MEMC's subsidiaries;

        5. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's independent accounting firm and counsel to discuss certain matters;

        6. visited the Company's headquarters and certain facilities in St. Peters, Missouri;

        7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2001 through 2002;

        8. reviewed the historical market prices and trading volume for the Company's publicly traded securities; and

        9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. Subject to the foregoing, we advise the recipients of this Opinion (other than the Company and its affiliates) that nothing has come to the attention of our personnel working on this engagement in the course thereof that has caused us to believe that it was unreasonable for us to utilize and rely upon the financial projections taken as a whole as part of our analysis relating to this Opinion.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the public stockholders of the Company, from a financial point of view.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376
                                          January   , 2002

TO PARTICIPANTS IN THE MEMC RETIREMENT SAVINGS PLAN:

     Enclosed with this voting direction card are the Notice of Special Meeting and Proxy Statement for the Special Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company") which will be held on February 26, 2002. The number of shares of Company common stock (the "Common Stock") shown on the voting direction card represents the number of shares which you are entitled to direct Putnam Fiduciary Trust Company (the "Trustee") to vote. This share amount is based on your balance in the MEMC Stock Fund account in the MEMC Retirement Savings Plan (the "Plan") on January 2, 2002, the record date for the determination of stockholders eligible to vote. In order for these shares to be voted by the Trustee of the Plan in accordance with your confidential instructions, the Trustee must receive your executed voting direction card not later than February 21, 2002. Under the provisions of the Plan, all shares for which no executed voting direction cards are received by February 21, 2002 are to be voted by the Trustee and its proxies in the same proportion for which directions are received. Please note that you will not be able to vote the shares shown on the voting direction card at the Special Meeting; only the Trustee and its proxies can vote these shares.

                         MEMC ELECTRONIC MATERIALS, INC.

            The undersigned hereby directs Putnam Fiduciary Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Special Meeting of Stockholders of the Company, to be held at the MEMC Learning Center at 1613 E. Terra Lane, O'Fallon, Missouri 63366, on February 26, 2002 at 7:00 a.m., local time, and all adjournments thereof.

            This voting direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

                  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND
                     MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)



                           /\ FOLD AND DETACH HERE /\

                         MEMC ELECTRONIC MATERIALS, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1. To approve the issuance of 260,000 shares of Series A Cumulative Convertible Preferred Stock, warrants to purchase 16,666,667 shares of common stock and the common stock issuable on conversion of such preferred stock and exercise of such warrants.

            FOR { }             AGAINST { }             ABSTAIN { }

2. To approve an amendment to the company's restated certificate of incorporation authorizing a one-for-two reverse split of the common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

3. To approve an amendment to the company's restated certificate of incorporation authorizing an increase in authorized capital stock from 200,000,000 shares of common stock to 250,000,000 shares of common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

4. To approve a future merger between MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC in connection with the company's debt restructuring.

            FOR { }             AGAINST { }             ABSTAIN { }

5. In its discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.


           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

__________________________________________________________________________, 2002
Signature of Plan Participant                                   Date

Note: Please sign exactly as your name or names appear hereon.


PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING DIRECTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                           /\ FOLD AND DETACH HERE /\

                                  [MEMC LOGO]

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376

                                                               January    , 2002

Dear Stockholder:

      A special meeting of the stockholders of MEMC Electronic Materials, Inc. will be held at the MEMC Learning Center at 1613 E. Terra Lane, O'Fallon, Missouri 63366, on February 26, 2002 at 7:00 a.m., local time.

      It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form, and return the proxy form promptly in the envelope provided.

                                          Thank you,

                                          David L. Fleisher
                                          Corporate Secretary

                         MEMC ELECTRONIC MATERIALS, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 26, 2002

            The undersigned hereby appoints James M. Stolze and David L. Fleisher, and each of them, with power of substitution, as proxies of the undersigned, to attend the Special Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company"), to be held at the MEMC Learning Center at 1613
E. Terra Lane, O'Fallon, Missouri 63366, on February 26, 2002 at 7:00 a.m., local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

                  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND
                     MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)



                           /\ FOLD AND DETACH HERE /\

                         MEMC ELECTRONIC MATERIALS, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. {X}


1. To approve the issuance of 260,000 shares of Series A Cumulative Convertible Preferred Stock, warrants to purchase 16,666,667 shares of common stock and the common stock issuable on conversion of such preferred stock and exercise of such warrants.

            FOR { }             AGAINST { }             ABSTAIN { }

2. To approve an amendment to the company's restated certificate of incorporation authorizing a one-for-two reverse split of the common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

3. To approve an amendment to the company's restated certificate of incorporation authorizing an increase in authorized capital stock from 200,000,000 shares of common stock to 250,000,000 shares of common stock.

            FOR { }             AGAINST { }             ABSTAIN { }

4. To approve a future merger between MEMC Electronic Materials, Inc. and TPG Wafer Holdings LLC in connection with the company's debt restructuring.

            FOR { }             AGAINST { }             ABSTAIN { }

5. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.


           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

__________________________________________________________________________, 2002
Signature                                                      Date

__________________________________________________________________________, 2002
Signature if held jointly                                      Date

Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




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